Exhibit 10.8

FORM OF

AMENDED AND RESTATED

USD 120,000,000.- LOAN AND GUARANTEE

FACILITY AGREEMENT

between

KNOT SHUTTLE TANKERS 17 AS

as Borrower

and

EKSPORTFINANS ASA

as lender for Loan A

and

KNUTSEN NYK OFFSHORE TANKERS AS

as Parent Guarantor

and

KNOT OFFSHORE PARTNERS LP

KNOT SHUTTLE TANKERS AS

as Guarantors

and

DNB BANK ASA

NORDEA BANK NORGE ASA

as lenders for Loan B and the Revolving Credit Facility, Bookrunners and Mandated Lead Arrangers

and

NORDEA BANK NORGE ASA

as Agent

Relating to a USD 120,000,000.-

Loan and Guarantee

Facility Agreement

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THIS AGREEMENT (the “Agreement”) is made the 11 February 2011 as amended by first supplemental agreement dated 6 June 2011, a second supplemental dated 20 September 2012, as amended and restated by a third supplemental agreement dated 22 February 2013 and as amended and restated by a fourth supplemental agreement dated [            ] 2013 (the “Fourth Supplemental Agreement”) between:

(1)	KNOT SHUTTLE TANKERS 17 AS, P.O Box 2017, 5504 Haugesund, Norway, (organisation no 998 942 969) as borrower (the “Borrower”);

(2)	EKSPORTFINANS ASA, P.O. Box 1601 Vika, 0119 Oslo, Norway (organisation no 816 521 432) as Loan A lender (“Eksportfinans”);

(3)	KNUTSEN NYK OFFSHORE TANKERS AS, P.O Box 2017, 5504 Haugesund, Norway, (organisation no 995 221 713) as parent guarantor (the “Parent Guarantor”)

(4)	KNOT OFFSHORE PARTNERS LP, [ ], and

KNOT SHUTTLE TANKERS AS P.O Box 2017, 5504 Haugesund, Norway, (organisation no 998 942 829)[            ] as guarantors (together the “ Guarantors”)

(5)	DNB BANK ASA, Lars Hillesgt. 30, P.O. Box 7100, 5020 Bergen, Norway, (organisation no 984 851 006) and

NORDEA BANK NORGE ASA, P.O. Box 1166 Sentrum, 0107 Oslo, Norway (organisation no 911 044 110) as Loan B lenders and lenders under a Revolving Credit Facility (together the “Commercial Lenders”) and as bookrunners and mandated lead arrangers

(6)	NORDEA BANK NORGE ASA, P.O. Box 1166 Sentrum, 0107 Oslo, Norway (organisation no 911 044 110) as agent for Eksportfinans and the Commercial Lenders (the “Agent”).

This loan and guarantee facility agreement sets out the terms and conditions upon and subject to which

(i)	Eksportfinans will continue to make available to the Borrower a term loan in the amount of up to USD 46,666,667.- (to be reduced to USD 40,000,000.- subject to the IPO Prepayment – Loan A);

(ii)	the Commercial Lenders will continue to make available to the Borrower a term loan in the amount of up to USD 55,466,667.- (to be reduced to USD 10,000,000.- subject to the IPO Prepayment – Loan B).

(iii)	the Commercial Lenders will make available to the Borrower a revolving credit facility in the maximum amount of up to USD 20,000,000.-.

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IT IS HEREBY AGREED as follows:

1. DEFINITIONS AND INTERPRETATION

1.1 Definitions

In this Agreement and the preamble hereof;

“Accounts”

means the Earnings Account and the Retention Account.

“Approved Register”

means the Isle of Man Ship Register, the Bahamian Ship Register or the Norwegian International Ship Register or a ship register to be approved by the Lenders.

“Approved Shipbrokers”

means R.S. Platou Shipbrokers A.S, Fearnleys, Lorentzen & Stemoco, Clarkson, Nordic Shipping and any other shipbroker(s) the Lenders may approve.

“Availability Period”

means in respect of;

(i)	Loan A the period from and including the date when all conditions precedent under this Agreement have been satisfied and until and including 1 March 2011;

(ii)	Loan B the period from and including the date when all conditions precedent under this Agreement have been satisfied and until and including 1 March 2011.

(iii)	in respect of the Revolving Credit Facility, a period up to and including the date falling one month prior to the Final Maturity Date—Revolving Credit Facility.

“Book Equity”

means the book value of equity as determined in accordance with NORGAAP.

“Break Costs”

means

(i)	in respect of Loan A;

the aggregate of the Break Cost for Fixed Margin and LIBOR Break Cost.

(ii)	in respect of Loan B;

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(a)	the interest (excluding Margin Loan B) which a Commercial Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan B to the last day of the current Interest Period in respect of the Loan B, had the principal amount received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Commercial Lender would be able to obtain by placing an amount equal to the principal amount received by it on deposit with a leading bank in the relevant interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

(iii)	in respect of the Revolving Credit Facility;

(a)	the interest (excluding Margin Revolving Credit Facility) which a Commercial Lender should have received for the period from the date of receipt of all or any part of its participation in the Revolving Credit Facility to the last day of the current Interest Period in respect of the Revolving Credit Facility, had the principal amount received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Commercial Lender would be able to obtain by placing an amount equal to the principal amount received by it on deposit with a leading bank in the relevant interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Break Cost for Fixed Margin”

means the amount (if any) determined by Eksportfinans by which:

(a)	the net present value of the interest which Eksportfinans should have received by applying Base Rate 1 on the Loan A or part thereof for the period starting on the date of receipt of the Loan A or part thereof to (and including) the last day of the Fixed Margin Period for the Loan A (such amount to be calculated to take into account all of the scheduled Repayment Dates of the Loan A and following the agreed repayment schedule of the Loan A, as if the Loan A had been paid on all of the scheduled Repayment Dates to and including the last day of the Fixed Margin Period for the Loan A;

exceeds:

(b)	the net present value of the amount the Lender would be able to obtain by applying Base Rate 2 on the Loan A or a part thereof for the period starting on the date of receipt of the Loan A or a part thereof to (and including) the last day of the Fixed Margin Period (such amount to be calculated to take into account all of the scheduled Repayment Dates of the Loan A or part thereof and following the agreed repayment schedule of the Loan A).

For the purpose of this paragraph; “Base Rate 1” is (non disclosed) Eksportfinans’ internal base rate applied to loans with fixed margins determined for the Fixed Margin Periods and/or New Fixed Margin Periods as of the start of the Fixed Margin Periods and/or New Fixed Margin Periods, respectively; and “Base Rate 2” is (non disclosed) Eksportfinans’ internal base rate applied to loans with fixed margins determined for the Fixed Margin Periods and/or New Fixed Margin Periods, at the time of receipt of the prepaid Loan A.

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“Bridge Loans”

means (i) a loan in the amount of USD 10,000,000.- granted by Nordea Bank Norge ASA and DNB Bank ASA pursuant to a loan agreement dated 4 December 2007 (as amended) and (ii) a loan in the amount of USD 10,000,000.- granted by Nordea Bank Norge ASA and DNB Bank ASA pursuant to a loan agreement dated 10 September 2008 (as amended).

“Builder”

means Daewoo Shipbuilding & Marine Engineering Co. Ltd., Korea.

“Business Day”

means a day upon which banks and foreign exchange markets are open for business of the nature required by this Agreement in Oslo, London and New York.

“Charterer”

means Statoil ASA, Forusbeen 50, 4035 Stavanger, Norway.

“Charterparty”

means the time charterparty dated 7 October 2010 entered into between the Charterer and Knutsen Bøyelaster VI KS and novated to the Borrower by Knutsen Bøyelaster VI KS by a novation agreement dated 18 February 2013 with a period of 60 months from the delivery date under the Charterparty at a net t/c-rate of USD 60,000.- per day.

“Charterparty Assignment”

means a first priority assignment of the Charterparty executed or to be executed by the Borrower in favour of the Agent (on behalf of the Finance Parties and the Swap Banks) as security for the Loans, in the terms and form as the Agent may require.

“Commercial Lenders”

means DNB Bank ASA and Nordea Bank Norge ASA.

“Commercial Loans”

means together Loan B and the Revolving Credit Facility.

“Commitment”

means, in relation to a Lender, the amount set opposite its name in Schedule 1 to the extent not cancelled, reduced or transferred under this Agreement.

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“Compliance Certificate”

means a certificate to be issued (and certified by CFO) by the Borrower and the Guarantors in respect of financial covenants, in the terms and form as set out in Schedule 5 (Form of Compliance Certificate).

“Co-ordination Agreement”

means a co-ordination agreement entered or to be entered into between the Lenders and the Borrower’s other financiers in respect of the Factoring Agreement and the factoring agreements registered in favour of other financiers and earnings related to the Vessel and vessels (financed by the other financiers) in the terms and form as the Agent on behalf of the Lenders may require.

“Deed of Covenants”

means a deed of covenants collateral to the Mortgage executed by the Borrower in respect of the Mortgage (if relevant), in the terms and form as the Agent on behalf of the Lenders and the Swap Banks may require.

“Default”

means an Event of Default or an event which, with the giving of notice, lapse of time, or fulfilment of any other applicable condition (or any combination of the foregoing), might constitute an Event of Default.

“Delivery Date”

means the date the Vessel is actually delivered by the Builder to the Borrower under the Shipbuilding Contract, however not later than 1 March 2011.

“Drawdown Date”

means the date on which Loan A and Loan B are advanced to the Borrower and the date of disbursement of any Drawing under the Revolving Credit Facility in accordance with a Drawdown Notice.

“Drawdown Notice”

means a request made by the Borrower for the drawdown of Loan A, Loan B and the Revolving Credit Facility, substantially in the form set out in Schedule 3 (Form of Drawdown Notice).

“Drawing”

means each borrowing by the Borrower under the Revolving Credit Facility being made available under this Agreement, or the principal amount outstanding of any such borrowing from time to time.

“Earnings Account”

means the Borrower’s account no 60050494910 with the Agent.

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“EBITDA”

means the consolidated earnings for the MLP Group in accordance with US GAAP for each period of twelve months ending on the last day of each quarter of the financial year, before (i) any provision on account of taxation, (b) any interest, discount or other fees incurred or payable, by any member of the Group in respect of Financial Indebtedness, (c) any items treated as exceptional or extraordinary items; and (d) any amount attributable to the amortisation of intangible assets and depreciation of tangible assets, provided that for the purposes of the calculation of EBITDA, the earnings of a newbuilding (following its delivery and provided it has a committed third party charterparty of at least one year duration, at the date of reporting the covenant) shall be annualised (by reference to annual earnings of similar vessels acceptable to the Agent for this purpose) until it has operated for a period of twelve months.

“Effective Date”

means the effective date as defined in the Fourth Supplemental Agreement.

“Event of Default”

means any of the events specified as such in Clause 20 (Default).

“Factoring Agreement”

means an agreement including a declaration of pledge entered or to be entered into between the Borrower and the Agent (on behalf of the Finance Parties and the Swap Banks) whereby the Borrower pledges to the Agent on behalf of the Finance Parties all claims arising from the Borrower’s business operation as security for the Loans, in the terms and form as the Agent may require.

“Final Maturity Date Loan A”

means the date falling twelve (12) years after the Drawdown Date or the date as per Clause 6.3.

“Final Maturity Date Loan B”

means the date falling five (5) years after the Drawdown Date.

“Final Maturity Date Revolving Credit Facility”

means 15 February 2016.

“Finance Documents”

means this Agreement and the Security Documents.

“Finance Parties”

means the Agent, the Mandated Lead Arrangers, the Lenders and GIEK.

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“Financial Indebtedness”

means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with NORGAAP (as relevant), be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the market to market value shall be taken into account); and

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution.

“Fixed Margin Period”

means a period of 36 months commencing on the Drawdown Date for Loan A from which the Margin Loan A shall be fixed.

“Free Liquidity”

means the aggregate value of;

(i)	cash in hand and unencumbered bank deposits; and

(ii)	unencumbered liquid bonds and other debt instruments with an “A”—rating or better of Standard & Poors or Moody’s and liquid equities listed on any major stock exchange; and

(iii)	any other bond or debt instrument accepted by the Agent on instructions of the Lenders in writing.

PROVIDED, HOWEVER, that the Free Liquidity shall not include undrawn amounts under this Agreement or any other loan agreement to which any of the Borrowers is a party.

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“General Partner”

means KNOT Partners GP LLC, a company incorporated under the laws of the Marshall Islands and having its registered office at [ ] being the general partner in KNOT Offshore Partners LP

“GIEK”

means the Guarantee Institute for Export Credits (“Garanti-Instituttet for Eksportkreditt”), being the Norwegian central governmental agency responsible for furnishing guarantees and insurance of export credits, having its registered address at Dronning Mauds gate 15, N-0250 Oslo, Norway.

“GIEK Co-ordination Agreement”

means a co-ordination agreement to be entered into between GIEK and the Lenders in relation to the Loans, providing, inter alia, for certain procedures and mechanisms coming into effect upon the occurrence of a Default under this Agreement.

“GIEK Guarantee”

means guarantee policy no.101612, as amended at any time, which, subject to its terms, will be issued by GIEK in favour of Eksportfinans to guarantee the payment obligations of the Borrower in relation to Loan A, limited, however, always to USD 56,000,000,- plus any interest, fees and expenses under Loan A.

“Guarantees”

means the irrevocable and unconditional on-demand guarantees issued by each of the Guarantors, as security for the Borrower’s obligations under this Agreement.

“Guarantors”

means KNOT Offshore Partners LP [            ] and KNOT Shuttle Tankers AS [ ].

“Insurances Assignment”

means a first priority assignment executed or to be executed by the Borrower in favour of the Agent (on behalf of the Finance Parties and the Swap Banks), whereby the Borrower assigns the benefits of all insurances taken out related to the Vessel as security for the Loans and exposure under any Swap Agreements, in the terms and form as the Agent may require.

“Interest Bearing Debt”

means at the date of calculation the aggregate of all interest bearing debt (hereunder but not limited to the Loan) and lease obligations which would in accordance with NORGAAP be included in total debt in a balance sheet.

“Interest Payment Day”

means the last day of each Interest Period.

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“Interest Period”

means each period determined in accordance with Clause 8.

“IPO Prepayment—Loan A”

means the prepayment set out in Clause 7.6 subject to which the Borrower will prepay Loan A with USD 6,666,667.-.

“IPO Prepayment—Loan B”

means the prepayment set out in Clause 7.7 subject to which the Borrower will prepay Loan B with USD 45,466,667.-.

“KNOT Group”

means the Parent Guarantor and its Subsidiaries.

“Lenders”

means together Eksportfinans and the Commercial Lenders and Lender means any of them.

“LIBOR”

means for any Interest Period:

(a)	the rate per annum equal to the offered quotation for deposits in USD ascertained by the Agent to be the rate established by the British Bankers’ Association and appearing on the, Reuters LIBO 01 published or reported by Reuters through its monitor service or any equivalent successor to such service at or about 11:00 a.m. (London time) on the applicable Quotation Date; or

(b)	if no such rate is available, the rate per annum at which the Agent in accordance with its normal practise is able to acquire USD for comparable borrowings for the relevant Interest Period in the London Interbank Euro-currency Market at about 11:00 a.m. (London time) on the applicable Quotation Date, as conclusively certified by the Agent to the Borrower.

“LIBOR Break Cost”

means the amount (if any) determined by Eksportfinans by which:

the net present value of the interest excluding the Margin Loan A Eksportfinans would have received for the period from the date of receipt of Loan A or part thereof to the last day of current Interest Period of Loan A had Loan A been paid on the last day of the Interest Period;

exceeds:

the net present value of the amount Eksportfinans would be able to obtain by placing an amount equal to the prepaid amount of Loan A with a leading bank in the London Interbank Market for the period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

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“Limited Partnership Agreement”

means the partnership agreement dated [            ] in respect of the limited partnership KNOT Offshore Partners LP.

“Loan A”

means an amount of up to but not exceeding USD 46,666,667.-, or as reduced to USD 40,000,000.- subject to the IPO Prepayment—Loan A.

“Loan B”

means an amount of up to but not exceeding USD 55,466,667.-, or as reduced to USD 10,000,000.- subject to the IPO Prepayment – Loan B.

“Loans”

means, at any time, the aggregate amount outstanding under Loan A, Loan B and the Revolving Credit Facility.

“Loan Period”

means the period commencing on the date of this Agreement and ending on the day the Loans and all amounts outstanding under this Agreement have been indefeasibly and in full repaid to the Lenders.

“Majority Lenders”

means, at any time, Lenders whose participation in the outstanding Total Commitment aggregate at least 66 2/3 per cent at any relevant time.

“Management Agreement”

means a management agreement to be entered into between the Borrower and the Manager in a form and substance acceptable to the Agent.

“Manager”

means KNOT Management AS, Smedasundet 40, P.O.Box 2017, 5504 Haugesund (enterprise no 996 124 916).

“Manager Subordination Letter”

means a letter from the Manager to the Agent in a form and substance required by the Lenders in which the Manager agrees, inter alia, to subordinate all claims against the Borrower to the Borrower’s obligation to repay the Loans and any other amount owing to the Lenders under this Agreement.

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“Margin Loan A”

means 0.60 % per annum, or after the expiry of the Fixed Margin Period as calculated in accordance with Clause 9.3 (b).

“Margin Loan B”

means 3.00 % per annum.

“Margin Revolving Credit Facility”

means 3.00 % per annum.

“Market Value”

means with respect to the Vessel, the fair market value of the Vessel in USD determined by calculating the arithmetic mean of two independent valuations of the Vessel obtained from two Approved Shipbrokers at the Borrower’s cost. Such valuations to be made – on charter free basis—with or without physical inspection of the Vessel (as the Agent may require), on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and seller.

“Material Adverse Effect”

means, in the reasonable opinion of any of the Lenders, a material adverse effect on:

(a)	the financial condition, assets or operations of any of the Obligors (on a consolidated basis); or

(b)	the ability of any Obligor to perform and comply with its obligations under the Finance Documents; or

(c)	the validity, legality or enforceability of the Finance Documents.

“MLP Group”

means KNOT Offshore Partners LP and its Subsidiaries.

“Mortgage”

a first priority Isle of Man ship mortgage over the Vessel in the amount of USD 150,000,000.- executed by the Borrower in favour of the Agent (on behalf of the Finance Parties and the Swap Banks), substantially in the terms and form as the Agent on behalf of the Lenders and the Swap Banks may require.

“New Fixed Margin”

means related to Loan A the new margin as set out in Clause 9.4 (b).

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“New Fixed Margin Period”

means related to Loan A the period set out in Clause 9.4 (b).

“NOK”

means the lawful currency for the time being of the Kingdom of Norway.

“NORGAAP”

means the Norwegian accounting requirements, practices and regulations as set out in the Norwegian Accounting Act of 17 July 1998 no. 56, and as recommended by the guidelines and standards from time to time issued by Norsk Regnskapsstiftelse, and the regulations and guidelines of the IFRS (if relevant) (all as amended or supplemented from time to time).

“NYK”

means Nippon Yusen Kabushiki Kaisha with registered address 3-2, Marunouchi 2 Chome, Chiyoda-Ku, Tokyo 100-0005, Japan.

“Obligors”

means, collectively, the Borrower, the Parent Guarantor (until released pursuant to the IPO Prepayment – Loan A and the IPO Prepayment – Loan B), KNOT Shuttle Tankers AS and KNOT Offshore Partners LP.

“Party”

means a party to this Agreement.

“Pledge of Accounts”

means a first priority pledge of the Accounts entered or to be entered into between the Borrower and the Agent (on behalf of the Finance Parties and Swap Banks), in the terms and form as the Agent may require.

“Project Cost”

means the contract price of the Vessel interest cost prior to Delivery, building supervision, spares and fees, all as evidenced to the satisfaction of the Lenders estimated to USD 162,000,000.-.

“Quotation Date”

means, in relation to any Interest Period, the Business Day on which quotations would ordinarily be given in the London Interbank Euro-currency Market for USD deposits for delivery on the first day of that Interest Period.

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“Renewal Notice”

means a request made by the Borrower for renewal of the Loan B, substantially in the form set out in Schedule 4 (Form of Renewal Notice).

“Repayment Date”

means a date for repayment of an instalment as determined according to Clause 6.1 and 6.2 (Repayment).

“Retention Account”

means the Borrower’s account no 60050494929 with the Agent.

“Revolving Credit Facility”

means the revolving credit facility made available under Clause 2.1 (c) (Revolving Credit Facility), the total amount of which shall be limited to USD 20,000,000.-.

“Security Documents”

means the documents referred to in Clause 11 (Security) and all or any documents having the effect of conferring security granted or entered into by the Obligors in favour of or with the Agent (on behalf of the Finance Parties) as security for the Borrower’s obligation under the Finance Documents.

“Security Interest”

means any mortgage, pledge, lien, charge (whether fixed or floating), assignment by way of security, finance lease, sale-and-repurchase or sale-and-leaseback arrangement, sale of receivables on a recourse basis or security interest or any other agreement or arrangement having the effect of conferring security, except for liens arising solely by operation of law and/or in the ordinary course of business securing amounts not more than 30 days overdue.

“Share Pledge”

a first priority pledge over all of the shares in the Borrower executed by KNOT Shuttle Tankers AS in favour of the Agent (on behalf of the Finance Parties and the Swap Banks), substantially in the terms and form as the Agent on behalf of the Lenders and the Swap Banks may require.

“Shipbuilding Contract”

means the shipbuilding contract dated 12 September 2007 as amended by an amendment dated 20 March 2009 between the Builder and the Borrower in respect of the Vessel.

“Sponsor”

means Knutsen NYK Offshore Tankers AS, P.O Box 2017, 5504 Haugesund, Norway, (organisation no 995 221 713).

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“Subsidiary”

means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent of the voting capital or similar right of ownership, and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.

“Swap Agreements”

means an agreement or agreements to be entered into by any of the Swap Banks and the Borrower for the purpose of interest and currency swap transactions related to the Loans.

“Swap Banks”

means DNB Bank ASA and Nordea Bank Finland Plc or any of them.

“Swap Banks Subordination Statement”

means a statement executed or to be executed by the Swap Banks in favour of the Finance Parties, subordinating the Swap Banks’ rights under the Security Documents to be the Finance Parties’ rights.

“Tax on Overall Net Income”

of a Lender shall be construed as a reference to tax imposed on that Lender by the jurisdiction under the laws of which it has been incorporated or in which it is located on (i) the net income, profits or gains of that Lender world wide or (ii) such of the net income, profits or gains of that Lender as are considered to arise in or to relate to or are taxable in that jurisdiction.

“Taxes”

includes any present or future taxes, levies, duties, imposts, withholdings, deductions, fees or charges of any nature, together with interest thereon and penalties in respect thereof, and “tax” and “taxation” shall be construed accordingly.

“Total Assets”

means the book value of all assets owned which would in accordance with NORGAAP be included in the balance sheet.

“Total Commitment”

means the aggregate of the Lenders’ Commitments.

“Total Revolving Credit Facility Commitments”

means the aggregate of the Commitments of the Commercial Lenders under the Revolving Credit Facility, being USD 20,000,000.- at the date of this Agreement.

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“Total Loss”

means any event which will entitle the Borrower to claim payment of the total insured value under the hull and machinery or the war risk insurance taken out pursuant to Clause 19.5 (Insurances).

“Total Loss Date”

means;

(a)	in the case of an actual loss of the Vessel, the date on which it occurred or, if that is unknown, the date when the Vessel was last heard of;

(b)	in the case of a constructive, compromised or agreed total loss of the Vessel, the earlier of: (a) the date on which a notice of the abandonment is given to the insurers; and (b) the date of any compromise, arrangement or agreement made by or on behalf of the Borrower with the Vessel’s insurers pursuant to which the insurers agree to treat the Vessel as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Lenders that the event constituting the total loss occurred.

“Transaction Documents”

means this Agreement, the Security Documents, the Management Agreement, the Manager Subordination Letter, the Swap Agreements, the Charterparty, the GIEK Co-ordination Agreement, the Limited Partnership Agreement and the agreements or documents contemplated herein or therein.

“TSSI”

means TS Shipping Invest AS, business enterprise number 975 883 914, P.O.Box 2017, 5504 Haugesund, Norway.

“USD”

means the lawful currency for the time being of the United States of America.

“US GAAP”

means accounting principles generally accepted in the United States of America.

“Vessel”

means the 160,000 dwt Suezmax and named “Bodil Knutsen”.

“Working Capital”

means at the date of calculation the current assets less current liabilities on the basis of NORGAAP. Next year’s instalment and balloons on long term debt and capital lease payments not to be included in current liabilities.

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1.2 Construction

(a)	The index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

(b)	Words importing the singular shall (unless the contrary intention appears) include the plural and vice versa.

(c)	A Clause or a Schedule respectively is a reference to a clause of or schedule to this Agreement.

(d)	A provision of law is a reference to that provision as amended or re-enacted, and to any regulations made by the appropriate authority pursuant to such law.

(e)	References to any document are to be construed as references to such documents as amended or supplemented from time to time, but without prejudice to the Borrower’s obligations to obtain necessary consent in respect of such amendment or supplement.

2. THE COMMITMENT AND NATURE OF OBLIGATIONS

2.1 Commitment

Subject to the terms of this Agreement:

(a)	Eksportfinans will continue to make available to the Borrower a term loan facility in the amount of up to USD 46,666,667.- (to be reduced to USD 40,000,000.- subject to the IPO Prepayment – Loan A) (Loan A), and

(b)	the Commercial Lenders will continue to make available a term loan facility in the amount of up to USD 55,466,667.- (to be reduced to USD 10,000,000.- subject to the IPO Prepayment – Loan B) (Loan B).

(c)	the Commercial Lenders will make available a revolving credit facility in the amount of up to USD 20,000,000.- (Revolving Credit Facility).

2.2 Nature of rights and obligations of the Lenders

(a)	The obligations of the Lenders under this Agreement are several. Failure of a Lender to carry out its obligations under this Agreement shall not relieve any other party hereto of any of its obligations under this Agreement. No Lender shall be responsible for the obligations of any other Lender hereunder.

(b)	The rights of each Lender under this Agreement are separate and independent rights.

3.	PURPOSE

(a)	The purpose of Loan A and Loan B is to assist the Borrower in the financing of the Vessel and to repay the Bridge Loans.

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(b)	The Revolving Credit Facility shall be used by the Obligors for general corporate purposes.

(c)	Without affecting the obligations of the Borrower in any way, no Finance Party is bound to monitor or verify the application of any amounts drawn under this Agreement.

4. CONDITIONS PRECEDENT

4.1 Documentary conditions precedent

The obligations of each Lender to make the Loans available hereunder shall be subject to the condition precedent that the Agent has notified the Borrower and the Lenders that it has received all the documents set out in Clause 3.01 in the Fourth Supplemental Agreement (Conditions) in a form, content and substance satisfactory to the Agent.

4.2 Further conditions precedent

The obligation of each of the Lenders to participate in the Loans, is subject to the further conditions precedent that on both the date of the Drawdown Notice and the Drawdown Date:

(a)	the representations and warranties in Clause 18 (Representations and warranties) deemed to be repeated on those dates are correct and not misleading and will be correct and not misleading immediately after disbursement of the Loans is made with reference to the facts and circumstances then prevailing, unless otherwise informed to the Agent in writing and, if not permitted under this Agreement, waived by the Lenders prior to such dates; and

(b)	no Default is outstanding or would result from the disbursement of the Loans.

4.3 The General Partner

The obligation of each of the Lenders to participate in the Loans, is subject to the further conditions that the Lenders in all respect have approved the General Partner.

5. DRAWDOWN

5.1 Drawdown Notice

(a)	The Borrower shall not later than 10:00 a.m. (London time) three Business Days prior to a requested Drawdown Date, or on such later date as may be agreed by the Lenders, serve to the Agent the Drawdown Notice which, once received by the Agent, shall be irrevocable.

(b)	The Lenders shall upon confirmation from the Agent that the Agent has received a duly completed Drawdown Notice and subject to the terms and conditions of this Agreement, and provided that no Default has occurred and is continuing or is threatened, make Loan A and Loan B to the Borrower through the Agent in one disbursement on the requested Drawdown Date.

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(c)	The giving of the Drawdown Notice by the Borrower shall be deemed to constitute a representation and warranty by the Borrower that all the representations and warranties set forth in Clause 18 (Representations and warranties) hereof are true and correct as of such date as if made on such date, that the conditions specified in Clause 4 (Conditions precedent) have been or will upon the Drawdown Date be fully performed, and that no Default has occurred and is continuing or is threatened.

(d)	The Borrower shall only be entitled to serve a Drawdown Notice to the Agent during the Availability Period.

5.2 Drawings – Revolving Credit Facility

Subject to Clause 4 (Conditions Precedent), a Drawing under this Agreement will be made available to the Borrower if:

(i)	not later than 10:00 hours (London time) three (3) Business Days prior to the requested Drawdown Date of such Drawing, the Agent has received a properly completed Drawdown Notice;

(ii)	the requested Drawdown Date is a Business Day during the Availability Period; and

(iii)	the sum of such Drawing is for (a) a minimum amount of USD 1,000,000 or integral multiples thereof, or (b) the balance of the undrawn portion of the Revolving Credit Facility Commitment (whichever may be relevant) on the requested Drawdown Date.

(iv)	The IPO Prepayment – Loan A and the IPO Prepayment – Loan B have both occurred.

(b)	Subject to the terms of this Agreement, each Drawdown Notice shall be irrevocable and the Borrower shall be bound to accept each Drawing in accordance with each such Drawdown Notice.

(c)	During the Availability Period the Borrower may utilise the Revolving Credit Facility on a fully revolving basis so that any amount repaid during the Availability Period may be redrawn by the Borrower, but the aggregate number of Drawings outstanding hereunder at any one time shall not exceed ten (10).

(d)	Any amount of the Revolving Credit Facility not drawn by the expiry of the Availability Period shall be cancelled forthwith.

5.3 Each Commercial Lender’s participation in Drawings under the Revolving Credit Facility

The amount of a Commercial Lender’s participation in any Drawing will be the proportion of that Drawing which such Commitment as each Commercial Lender bears under the Revolving Credit Facility to the Total Revolving Credit Facility Commitments from time to time.

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6. REPAYMENT

6.1 Repayment / Reduction Loan A

Without prejudice to Eksportfinans’ rights under this Agreement, the Loan A shall be repaid by 20 consecutive semi-annual instalments each in the amount of USD 2,000,000.-, the first instalment falling due 26 August 2013.

6.2 Repayment / Reduction Loan B

Without prejudice to the Commercial Lenders’ rights under this Agreement, the Loan B shall be repaid by (i) 6 consecutive semi-annual instalments each in the amount of USD 384,615.- the first instalment falling due 26 August 2013 and (ii) by one final instalment (balloon) corresponding to the outstanding amount under Loan B falling due simultaneously as the 6th instalment referred to under (i) above.

6.3. Non-refinancing of Loan B

In the event that the Loan B is not refinanced within five Business Days prior to the Final Maturity Date Loan B, the Loan A becomes due and payable at the Final Maturity Date Loan B.

6.4 Repayment / Reduction Revolving Credit Facility

Each Drawing shall be repaid by the Borrower to the Agent on behalf of the Commercial Lenders on the last day of its Interest Period unless the Borrower selects a further Interest Period for that Drawing. The Borrower unconditionally agrees and confirms that (i) (unless it has advised the Agent in writing to the contrary upon not less than three (3) prior Business Days’ notice) it shall on the last day of an Interest Period be deemed to have automatically selected a further three (3) month Interest Period for the maturing Drawing, and (ii) the Agent on behalf of the Commercial Lenders shall (without any further consent or approval from the Borrower) be entitled to rely upon the Borrower’s agreement and confirmation contained in this Clause 6.4, provided that the Borrower shall not be permitted to select such further Interest Period if an Event of Default has occurred which is continuing. The Borrower shall on the Final Maturity Date Revolving Credit Facility repay to the Agent as agent for the Commercial Lenders all Drawings then outstanding under this Agreement in full.

6.5 Final Maturity Date Loan A

On the Final Maturity Date Loan A the Borrower shall pay to the Agent on behalf of Eksportfinans all amounts then still outstanding under Loan A.

6.6 Final Maturity Date Loan B

On the Final Maturity Date Loan B the Borrower shall pay to the Agent on behalf of the Commercial Lenders all amounts then still outstanding under Loan B.

6.7 Final Maturity Date Revolving Credit Facility

On the Final Maturity Date Revolving Credit Facility the Borrower shall pay to the Agent on behalf of the Commercial Lenders all amounts then still outstanding under the Revolving Credit Facility.

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6.8 Reduction of Guarantees

For each instalment paid pursuant to Clause 6.1 above, GIEK’s obligations under the GIEK Guarantee shall be reduced accordingly subject always to the provisions of the GIEK Guarantee.

7. PREPAYMENT

7.1 Voluntary prepayment and cancellation

(a)	The Borrower may, subject to a handling fee of USD 7,500.- (for Loan A payable to Eksportfinans) from and including the Business Day falling two (2) years after the Drawdown Date for the Loans, by giving not less than twenty (20) Business Days prior written notice to the Agent, prepay the Loans in whole or in part on any Business Day subject to Break Costs, if any in an amount being a minimum of USD 10,000,000.- and an integral multiple of USD 10,000,000.- in each case.

(b)	The Borrower may, by giving not less than 3 Business Days prior written notice to the Agent without penalty, cancel the whole or any undrawn part of the Total Commitment, but if in part, in an amount being a minimum of USD 10,000,000 and an integral multiple of USD 10,000,000 in each case. Any such cancellation shall reduce each Lender’s Commitment on a pro rata basis.

(c)	The Borrower may (without penalty or premium), by giving not less than 3 Business Days prior written notice to the Agent, cancel any undrawn portion of the Revolving Credit Facility in an amount equal to the unutilised commitment.

7.2 Additional right of prepayment

If: -

(a)	the Borrower is required to pay to a Lender any additional amounts under Clause 12 (Taxes); or

(b)	the Borrower is required to pay to a Lender any amount under Clause 14 (Increased costs);

then, without prejudice to the obligations of the Borrower under those Clauses, the Borrower may, subject to Clause 7.4 (Miscellaneous provisions) and Clause 24.2 (Other indemnities) whilst the circumstances continue, serve a notice of prepayment and cancellation on that Lender through the Agent. On the date falling five Business Days after the date of service of the notice: -

(a)	the Borrower shall prepay that Lenders’ participation in the Loans; and

(b)	that Lenders’ undrawn participation in the Commitment (if any) shall be cancelled.

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7.3 Mandatory prepayment due to a sale or Total Loss

Upon the sale (after the Lenders’ written consent) of the Vessel or a Total Loss of the Vessel, the Loans shall, upon payment of the sales proceeds or the insurance money (within 90 days from the Total Loss Date), be repaid in full.

7.4 Mandatory prepayment – Market Value

If the Market Value falls below 100% or 125% (as the case may be according to Clause 19.19) of the Loans at any time, the Borrower shall, unless otherwise agreed with the Agent (on behalf of the Lenders) within 30 days after being notified in writing by the Agent of such non-compliance, either:

a)	prepay the Loans or a part of the Facility (as the case may be); or

b)	provide the Lenders with such additional security, in form and substance satisfactory to the Majority Lenders (it being agreed that cash collateral comprised of USD is satisfactory and that it shall be valued at par), required to restore the aforesaid ratio.

7.5 Mandatory prepayments due to Clause 9.4 (b) and (c)

If a situation described in Clause 9.4 (b) or 9.4 (c) occurs, the Loans shall be prepaid in full.

7.6 Mandatory prepayment – Loan A

Loan A shall be prepaid with USD 6,666,667.- within five (5) Business Days after the Effective Date.

7.7 Mandatory prepayment – Loan B

Loan B shall be prepaid with USD 45,466,667.- within five (5) Business Days after the Effective Date.

7.8 Miscellaneous provisions

(a)	Any notice of prepayment under this Agreement is irrevocable and shall specify the date on which the prepayment is to become effective and the amount to be prepaid. The Agent shall notify the Lenders promptly of receipt and contents of any such notice.

(b)	All prepayments under this Agreement shall be made together with accrued interest on the amount prepaid and any amounts due in respect of such prepayment under Clause 24.2 (Other indemnities) including Break Costs.

(c)	An amount prepaid pursuant to this Clause 7 may not be drawn again.

(d)	Any amount prepaid shall be applied as payment of the instalments in inverse order of maturity and pro rata between Loan A, Loan B and the Revolving Credit Facility.

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8. INTEREST PERIODS

8.1 Duration and selection Loan A

Each Interest Period in respect of the Loan A shall be for a period of six (6) months.

8.2 Duration and selection Loan B

(a)	The Borrower shall select the first Interest Period for Loan B in the Drawdown Notice for Loan B, and the first Interest Period for Loan B shall commence on its Drawdown Date.

(b)	The Borrower shall, by serving the Renewal Notice to the Agent not later than 10:00 a.m. (London time) five Business Days before the beginning of each Interest Period, specify the duration of that Interest Period. The Renewal Notice shall constitute a representation and warranty to the effect that, on the date of that notice, the representations and warranties in Clause 18 remain true and correct and that no Default has occurred and is continuing or is threatening.

(c)	Subject to the following provisions of this Clause 8.2, each Interest Period shall be for a period of three or six months, or such other period acceptable to the Commercial Lenders.

(d)	If the Borrower fails to select an Interest Period in accordance with paragraph (a) above, that Interest Period will, subject to the other provisions of this Clause 8, be six (6) months.

(e)	If the Borrower selects an Interest Period of more than six (6) months (after the Commercial Lenders’ consent) interest accruing during such period shall be paid every six (6) months in arrears.

8.3 Duration and selection Revolving Credit Facility

The Borrower shall select the Interest Period for each Drawing in each relevant Drawdown Notice for the Revolving Credit Facility, and the Interest Period shall commence on the Drawdown Date of each such Drawing. Each Interest Period shall be for a period of three (3) or six (6) months, or such other period acceptable to the Commercial Lenders.

8.4 Non-Business Days

If an Interest Period would end on a day which is not a Business Day, that Interest Period shall instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

8.5 No overrunning

If an Interest Period for the Loans at any time would otherwise overrun a Repayment Date, it shall be shortened so that it ends on the Repayment Date for a portion of the Loans corresponding to the amount of the Loans to be repaid on that Repayment Date.

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8.6 Notification

The Agent shall notify the Lenders of the duration of each Interest Period promptly after ascertaining its duration.

9. INTEREST

9.1 Payment of interest – Loan A

(a)	The Borrower shall pay accrued interest on Loan A on the last day of each Interest Period in respect of Loan A.

(b)	The rate of interest on Loan A for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i)	The Margin Loan A or the New Fixed Margin as applicable; and

(ii)	LIBOR.

9.2 Payment of interest – Loan B

(a)	The Borrower shall pay accrued interest on Loan B on the last day of each Interest Period in respect of Loan B.

(b)	The rate of interest on Loan B is the rate per annum determined by the Agent to be the aggregate of:

(i)	The Margin Loan B; and

(ii)	LIBOR.

9.3 Payment of interest – Revolving Credit Facility

(a)	The Borrower shall pay accrued interest on the Revolving Credit Facility on the last day of each Interest Period in respect of the Revolving Credit Facility.

(b)	The rate of interest on the Revolving Credit Facility is the rate per annum determined by the Agent to be the aggregate of:

(i)	The Margin Revolving Credit Facility; and

(ii)	LIBOR.

9.4 Fixing of the Margin Loan A

(a)	The Margin Loan A shall be fixed for a period of 36 months from the Drawdown Date for Loan A (the “Fixed Margin Period”).

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(b)	Eksportfinans may within sixty (60) Business Days prior to the Interest Payment Date falling nearest to the expiry of the Fixed Margin Period (the “Margin Review Date”), give an offer to the Borrower for a fixed margin (“New Fixed Margin”) for an additional period and so on (the “New Fixed Margin Period”). No later than thirty (30) Business Days prior to the relevant Interest Payment Date falling nearest to the expiry of the Fixed Margin Period, the Borrower may accept or reject the margin offer. If the Borrower rejects the margin offer, Loan A shall terminate and all outstanding amounts under Loan A shall be due and payable by the Borrower on the expiring of the Fixed Margin Period.

(c)	If Eksportfinans at the time of the Margin Review Date at its discretion determines that it is or will not be able to obtain funds to a sufficient extent and/or on terms that can support continuous lending and/or lending terms or practices, no new margin will be offered and whereupon Loan A will be cancelled and all outstanding amounts will become immediately due and payable. The Agent shall, on behalf of Eksportfinans, notify the Borrower without undue delay.

9.5 Default interest

In the event of the Borrower not making payment of any amounts due under this Agreement on the due date thereof, the Borrower shall pay interest on such amounts from the due date up to the date of actual payment at a rate to be determined by the Agent to be the aggregate sum of 2.0 per cent per annum and the Margin Loan A and the Margin Loan B respectively plus costs the Lenders will incur in financing such sums for such periods as the Lenders shall determine. Interest under this Clause 9.4 shall be payable by the Borrower upon written demand from the Agent.

9.5 Notification

The Agent shall promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

9.6 Effective Interest Rate

It is not possible to calculate the effective interest rate on this Agreement in advance. The Lenders are nevertheless, according to the Finance Contracts Act (Finansavtaleloven) obliged to give a representative example. LIBOR for six months was at 21 December 2010 0.45719 % per annum. Provided unaltered LIBOR and (i) Margin Loan A for the duration of the Loan A, the effective interest rate will be 2.98 % for the Loan A and (ii) Margin Loan B for the duration of the Loan B, the effective interest rate will be 3.59 % for Loan B.

9.7 Break Costs

(a)	The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the relevant Loans being paid by the Borrower on a day other than agreed day for the Loans.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

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10. PAYMENTS

10.1 Place

All payments by the Borrower or a Lender under this Agreement shall be made to the Agent to its account at such office or bank as it may notify to the Borrower or such Lender for this purpose.

10.2 Funds

Payments under this Agreement to the Agent shall be made for value on the due date at such times and in such funds as the Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

10.3 Distribution

(a)	Each payment received by the Agent under this Agreement for another Party shall, subject to paragraphs (b) and (c) below, be made available by the Agent to that Party by payment (on the date and in the currency and funds of receipt) to its account with such office or bank as it may notify to the Agent for this purpose by not less than five Business Days prior written notice. In case of payment by the Agent to the Lenders under this Agreement each Lender shall receive an amount corresponding to its respective Commitment related to the Total Commitment.

(b)	The Agent may apply any amount received or held by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under this Agreement or in or towards the purchase of any amount of any currency to be so applied.

(c)	Where a sum is to be paid to the Agent under this Agreement for distribution to another Party, the Agent is not obliged to pay that sum to that Party until it has established that it has actually received that sum. The Agent may, however, assume that the sum has been paid to it in accordance with this Agreement and, in reliance on that assumption, make available to that Party a corresponding amount. If the sum has not been made available but the Agent has paid a corresponding amount to another Party and the Party liable does not forthwith on demand pay such amount to the Agent together with interest on that amount from the date of payment to the date of receipt, calculated at a rate determined by the Agent to reflect its cost of funds, that Party shall forthwith on demand by the Agent refund such amount to the Agent together with interest on such amount calculated as above.

10.4 Currency

(a)	Any amount payable under this Agreement is, except as otherwise provided in this Agreement, payable in USD.

(b)	Amounts payable in respect of costs, expenses, taxes and the like are payable in the currency in which they are incurred.

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10.5 Set-off and counterclaim

All payments made by the Borrower under this Agreement shall be made without set-off or counterclaim.

10.6 Non-Business Days

If a payment under this Agreement is due on a day which is not a Business Day, the due date for that payment shall instead be the next Business Day in the same calendar month provided that (i) if there is no next Business Day in the same calendar month or (ii) if the day on which that payment was otherwise due was the Final Maturity Date Loan A and/or Final Maturity Date Loan B and/or Final Maturity Date Revolving Credit Facility respectively, the due date for that payment shall instead be the preceding Business Day.

10.7 Partial payments

If the Agent receives a payment insufficient to discharge all the amounts then due and payable by the Borrower under this Agreement, the Agent shall apply that payment towards the discharge of the obligations of the Borrower under this Agreement in the following order:

(a)	firstly, in or towards payment pro rata of any unpaid costs and expenses of the Finance Parties under this Agreement;

(b)	secondly, in or towards payment pro rata of any accrued fees due but unpaid under Clause 22 (Fees);

(c)	thirdly, in or towards payment pro rata of any accrued interest under this Agreement;

(d)	fourthly, in or towards payment pro rata of any principal due from the Borrower but unpaid under this Agreement; and

(e)	fifthly, in or towards payment pro rata of any other sum due but unpaid under this Agreement

11. SECURITY

11.1 Security

The Borrower’s obligations under this Agreement, including without limitation the obligation to repay the Loans together with all unpaid interest, default interest, commissions, charges, expenses and any derived liability whatsoever of the Borrower in connection with the Finance Documents shall be secured pari passu and on a pro-rata basis as follows:

(i)	the Mortgage;

(ii)	the Deed of Covenants;

(iii)	the Insurances Assignment;

(iv)	the GIEK Guarantee (for Loan A);
(v)	the Charterparty Assignment;

(vi)	the Factoring Agreement;

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(vii)	the Pledge of Accounts;

(viii)	the Share Pledge;

(ix)	the Guarantees;
(x)	the Parent Guarantee (to the extent not released pursuant to Clause 16.9).

11.2 Co-ordination Agreements

The Lenders will, subject to the Swap Banks Subordination Statement allow the Swap Banks to participate in the Security Documents on a subordinated basis. Further the Lenders and GIEK will enter into the GIEK Co-ordination Agreement.

11.3 Right of subrogation

(a)	Each Party acknowledges and accepts that GIEK, without any notice or formalities of any kind, shall have an automatic pari passu pro rata right of subrogation into the rights, entitlements and powers of Eksportfinans under this Agreement and the Security Documents immediately upon, and in each case to the extent of, any and all payments made by GIEK under the GIEK Guarantee. The Guarantors and the Parent Guarantor shall have no right of subrogation under this Agreement.

(b)	For the avoidance of doubt, but subject as set forth in paragraph (a) above, the effect of such subrogation shall be the sharing of all rights, entitlements and powers conferred upon or otherwise vested in Eksportfinans under this Agreement and the Security Documents among GIEK and Eksportfinans in proportion to the amount of their respective claims and receivables from time to time under or in respect of this Agreement.

(c)	Upon receipt by Eksportfinans of payment in full from GIEK under the GIEK Guarantee a written notice confirming the same shall be given by the Agent to all the Parties hereto. Following such notice, GIEK (or its respective nominees) shall accede to this Agreement as an additional lender. Following such accession, GIEK (or its respective nominees) shall for the purposes of this Agreement be included in the new definition of “Lender” and the rights, entitlements and powers of GIEK (or nominee) and Eksportfinans under this Agreement and the Security Documents shall be as set forth in paragraphs (a) and (b) above.

(d)	As a third party undertaking for the benefit of GIEK each of the Obligors confirms and agrees that GIEK shall be entitled, save for manifest error, but not obliged, to accept any claim or demand made by Eksportfinans under the GIEK Guarantee as conclusive evidence that the amount claimed pursuant to any such demand is due and payable to Eksportfinans from the Borrower under this Agreement and covered by the GIEK Guarantee. Each of the Obligors waives any right to dispute or delay any subrogation of all or part of the rights of Eksportfinans under this Agreement and the Security Documents to GIEK (or its respective nominees), and each of the Obligors and Eksportfinans undertakes to sign and execute any documents reasonably required by GIEK in connection with any subrogation as aforesaid, and/or enforcement of the Security Documents.

11.4 Further documentation or acts upon request

Each Obligor undertakes during the Loan Period to execute or procure the execution of such further documentation and does and performs such further acts and things as the Agent, the Lenders or GIEK may reasonably require in order for the Lenders or GIEK to perfect and maintain the security position envisaged above.

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11.5 Set-off

Following the occurrence of an Event of Default, the Agent (acting on its own behalf and on behalf of the Finance Parties) and each of the Finance Parties individually (acting on its own behalf and on behalf of the Agent and the other Finance Parties) shall to the extent permitted by applicable law, have a separate right of set-off in respect of any credit balance, in any currency, on any account the Borrower might have with the Agent and each of the Finance Parties individually (branches included) against any sum due to the Agent and the Finance Parties under any Finance Document.

12. TAXES

All payments by the Borrower under this Agreement shall be made free and clear of and without deduction for or on account of any taxes, except to the extent that the Borrower is required by law to make payment subject to any taxes. If by requirement of law any tax or amounts in respect of tax must be deducted or withheld from any amounts payable or paid by the Borrower, or paid or payable by the Agent to a Lender, under this Agreement, the Borrower (or the Agent, if required) shall pay such tax to the relevant authority and the Borrower shall pay such additional amounts as may be necessary to ensure that the relevant Lender and/or Guarantor receives (free from any liability in respect of any such deduction or withholding) a net amount equal to the full amount which it would have received had payment not been made subject to tax or other deduction. The Borrower shall promptly deliver to the Agent any receipts, certificates or other proof evidencing the amounts paid or payable in respect of any deduction or withholding as aforesaid.

13. MARKET DISRUPTION

13.1 Market Disruption

(a)	If a Market Disruption Event occurs for any Interest Period, then the rate of interest on the Loan A for the Interest Period shall be the rate per annum, which is the sum of:

(i)	the Margin Loan A; and

(ii)	the rate notified to the Agent by Eksportfinans as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to Eksportfinans of funding its participation in the Loan A from whatever source it may reasonably select.

If a Market Disruption Event occurs for any Interest Period, then the rate of interest on the Loan B for the Interest Period shall be the rate per annum, which is the sum of:

(i)	the Margin Loan B; and

(ii)	the rate notified to the Agent by a Commercial Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to Commercial Lenders of funding its participation in the Loan B from whatever source it may reasonably select.

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If a Market Disruption Event occurs for any Interest Period, then the rate of interest on the Revolving Credit Facility for the Interest Period shall be the rate per annum, which is the sum of:

(i)	the Margin Revolving Credit; and

(ii)	the rate notified to the Agent by a Commercial Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to Commercial Lenders of funding its participation in the Revolving Credit Facility from whatever source it may reasonably select.

(b)	In this Agreement “Market Disruption Event” means:

(i)	at or about 11.00 a.m. London time on the Quotation Day for the relevant Interest Period LIBOR is not available; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders that the cost to it of obtaining matching deposits in the London interbank market would be in excess of LIBOR;

(c)	The Agent will notify the Borrower as soon as reasonably possible after becoming aware of a Market Disruption Event.

13.2 Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all parties.

14. INCREASED COSTS

14.1 Increased costs

(a)	Subject to Clause 14.2 (Exceptions) and the relevant Lender notifying the Borrower of any event referred to below promptly upon becoming aware thereof, the Borrower shall, promptly after demand by a Lender, pay to that Lender the amount of any increased cost relating to this Agreement incurred by it as a result of:

(i)	any change in, or any change in the interpretation or application by any competent authority of, any relevant law or regulation after the date of this Agreement (including but not limited to any law or regulation relating to taxation, or reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or any other form of banking or monetary control); or

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(ii)	Compliance with any regulation made by a competent authority of the jurisdiction in which it is incorporated and/or in which its principal office is located after the date of this Agreement, (including but not limited to any law or regulation relating to taxation, or reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or any other form of banking or monetary control).

(b)	In this Agreement “increased cost” means:

(i)	an additional cost incurred by a Lender as a result of the Lender having entered into, or performing, maintaining or funding its obligations under this Agreement; or

(ii)	that portion of an additional cost incurred by a Lender as a result of the Lender making, funding or maintaining all or any advances comprised in a class of advances formed by or including its participation in the Loans made or to be made under this Agreement as is attributable to it making, funding or maintaining those participations; or

(iii)	a reduction in any amount payable to a Lender; or

(iv)	the amount of any payment made by a Lender, or the amount of any interest or other return foregone by a Lender, calculated by reference to any amounts received or receivable by that Lender from the Agent or the Borrower under this Agreement, all as certified by the relevant Lender, such certificate to set out in reasonable detail the circumstances giving rise to the claim for payment of increased costs and the calculations of the amount claimed and shall be conclusive evidence, save for manifest error, of the amount due from the Borrower.

14.2 Exceptions

Clause 14 (Increased costs) does not apply to any increased cost:

(a)	provided for by the operation of Clause 12 (Taxes); or

(b)	attributable to any change in the rate of Tax on Overall Net Income of a Lender.

15. ILLEGALITY

If it becomes unlawful in any jurisdiction by virtue of any law which is binding upon such Lender for it to give effect to any of its obligations as contemplated by this Agreement, then:

(a)	that Lender may notify the Borrower through the Agent accordingly (specifying the obligations the performance of which is thereby rendered unlawful and the law giving rise to the same); and

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(b)	the Borrower shall forthwith (or at such later date as may be permitted by the relevant law) without premium or penalty other than as set out in Clause 24.2 (Other indemnities), prepay that Lender’s participation in all amounts payable by it to that Lender under this Agreement; and

(c)	that Lender’s Commitment shall forthwith be cancelled.

16. GUARANTEE AND INDEMNITY

16.1 Guarantee obligations

The Parent Guarantor irrevocably and unconditionally:

(a)	guarantees to the Agent and the Lenders as and for its own debt and not merely as surety the due and punctual observance and performance by the Borrower of the Loans;

(b)	undertakes with the Lenders that whenever the Borrower does not pay any amount when due under or in connection with this Agreement, to pay that amount on first demand (“No: “påkravsgaranti”) as if it were the principal obligor; and

(c)	agrees to indemnify the Lenders immediately on demand against any cost, loss or liability suffered by the Lenders if any obligation guaranteed by it hereunder is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which each of the Lenders would otherwise have been entitled to recover.

16.2 Demands

The Parent Guarantor undertakes unconditionally and irrevocably immediately upon receipt of any written demand by the Agent from time to time to make payment(s) in accordance with its guarantee obligations (the “Guarantee Obligations”) under Clause 16.1 (Guarantee obligations) where such demand is accompanied by a statement of the Agent that a payment has fallen due under this Agreement, that the Borrower has failed to make such payment when due and that notice of such non-payment has been issued. Each such payment so demanded shall be made by the Parent Guarantor to such account as the Agent may from time to time notify in writing.

16.3 Scope of liability

The liability of the Parent Guarantor hereunder shall be limited to the at any time outstanding Loans, however limited to USD 120,000,000.- plus any unpaid amount of interest, fees, liability and expenses under this Agreement.

16.4 Number of claims

There is no limit on the number of claims that may be made by the Agent (on behalf of the Lenders) against the Parent Guarantor under this Agreement.

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16.5 Continuing Guarantee

The obligations of the Parent Guarantor hereunder are continuing guarantee obligations and will extend to the ultimate balance of sums payable by the Borrower under this Agreement, regardless of any intermediate payment or discharge in whole or in part.

16.6 Survival of the Parent Guarantor’s liability

(a)	The Parent Guarantor’s liability to the Agent and the Lenders under this Agreement (including for avoidance of doubt the obligation to make payment on first written demand) shall not be discharged, impaired or otherwise affected by reason of any of the following events or circumstances (regardless of whether any such events or circumstances occur with or without the Parent Guarantor’s knowledge or consent):

(i)	any time, waiver, consent, forbearance or other indulgence given or agreed by the Agent or any of the Lenders with the Borrower in respect of any of the Borrower’s obligations under this Agreement; or

(ii)	any legal limitation, disability or incapacity of the Borrower related to this Agreement; or

(iii)	any amendments to or variations of this Agreement agreed by the Agent or any of the Lenders with the Borrower; or

(iv)	the liquidation, bankruptcy or dissolution (or proceedings analogous thereto) of the Borrower; or

(v)	any conflict, dispute, challenge or defence between or made by, any of the parties to the Agreement or the Security Documents, that the Parent Guarantor could otherwise be entitled to invoke.

(b)	The Parent Guarantor specifically waives all rights under the provisions of the Norwegian Financial Agreements Act of 25 June 1999 No. 46 not being mandatory provisions, including the following provisions (the main contents of the relevant provisions being as indicated in the brackets):

(i)	§ 63 (1)—(2) (the right of the Parent Guarantor to be notified of any Default or Event of Default under this Agreement and to be kept informed thereof, since no such obligation to notify the Parent Guarantor shall apply to the Lenders or the Agent);

(ii)	§ 63 (3) (the right of the Parent Guarantor to be notified of any extension granted by the Lenders to the Borrower in respect of any payment of principal and/or interest under this Agreement, since no such obligation to notify the Parent Guarantor shall apply to the Lenders or the Agent);

(iii)	§ 63 (4) (the right of the Parent Guarantor to be notified of the Borrower’s bankruptcy proceedings or debt reorganisation proceedings and/or any application or court filings in respect of the latter, since no such obligation to notify the Parent Guarantor shall apply to the Lenders or the Agent);

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(iv)	§ 67 (2) (the right of the Parent Guarantor to deem their liabilities hereunder to be reduced over time irrespective of any possible non-performance by the Borrower of its payment obligations under this Agreement, since no such reduction of liability shall apply as long as any amount is outstanding under this Agreement);

(v)	§ 67 (4) (the right of the Parent Guarantor to deem their liabilities hereunder to expire ten years after the date of this Agreement, since the Parent Guarantor shall remain liable hereunder for as long as any amount is outstanding under this Agreement);

(vi)	§ 70 (the right of the Parent Guarantor to be subrogated into the rights of the Lenders under this Agreement, since no such right of subrogation shall apply unless and until the Lenders have received payment of all amounts due or to become due to them under this Agreement);

(vii)	§ 71 (the right of the Parent Guarantor to demand that any claim under this Agreement first be made against the Borrower, since no such obligation shall apply to the Lenders or the Agent);

(viii)	§ 72 (the right of the Parent Guarantor to exclude from their liability hereunder interest and default interest accrued on the Loans prior to the date of any demand being made against it under this Agreement, since the Parent Guarantor’s liability for securing payment of interest and default interest under this Agreement shall include all interest and default interest accrued under this Agreement, both before and after the date of any such demand being made against it hereunder);

(ix)	§ 73 (1)—(2) (the right of the Parent Guarantor to exclude certain costs and expenses from their liability hereunder, since the Parent Guarantor’s liability for securing costs and expenses under this Agreement shall include all costs and expenses which may be incurred by the Lenders and/or the Agent following the occurrence of a Default or an Event of Default under this Agreement); and

(x)	§ 74 (1)—(2) (the right of the Parent Guarantor to make claims for payment against the Borrower, since no such claim shall be made by it unless and until the Lenders first shall have received all amounts due or to become due to them under this Agreement).

16.7 Deferral of the Parent Guarantor’s rights

The Parent Guarantor further undertakes to the Agent and the Lenders that as long as this Agreement is effective;

(a)	following receipt by the Parent Guarantor of a notice from the Agent of the occurrence of any Event of Default which is unremedied, the Parent Guarantor will not make demand for or claim payment of any moneys due to the Parent Guarantor from the Borrower, or exercise any other right or remedy to which the Parent Guarantor are entitled in respect of such moneys unless and until all moneys owing or due and payable by the Borrower and the Parent Guarantor to the Lenders and the Agent under this Agreement have been irrevocably paid in full;

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(b)	if the Borrower shall become the subject of an insolvency proceeding or shall be wound up or liquidated, the Parent Guarantor shall not (unless so instructed by the Agent and then only on condition that the Parent Guarantor holds the benefit of any claim in such insolvency or liquidation to pay any amounts recovered thereunder to the Agent) make any claim in such insolvency, winding-up or liquidation until all moneys owing or due and payable by the Borrower and the Parent Guarantor to the Lenders and the Agent under this Agreement have been irrevocably paid in full;

(c)	if the Parent Guarantor, in breach of paragraphs (i) and/or (ii) above of this Clause 16.7 receives or recovers any money pursuant to any such exercise, claim or proof as therein referred to, such money shall be held by the Parent Guarantor in custody for the Agent and immediately be paid to the Agent so as for the Agent to apply the same as if they were moneys received or recovered by the Agent under this Agreement; and

(d)	the Parent Guarantor has not taken and will not take from the Borrower any security whatsoever for the moneys hereby guaranteed.

16.8 Enforcement

(a)	The Agent, the Lenders and/or GIEK shall not be obliged before taking steps to enforce the Guarantee Obligations of the Parent Guarantor under this Agreement:

(i)	to obtain judgement against the Borrower or any third party in any court or other tribunal;

(ii)	to make or file any claim in a bankruptcy or liquidation of the Borrower or any third party; or

(iii)	to take any action whatsoever against the Borrower or any third party under this Agreement or the Security Documents, except the giving notice of any payment due hereunder,

and the Parent Guarantor hereby waives all such formalities or rights to which it would otherwise be entitled or which the Agent and the Lenders would otherwise first be required to satisfy or fulfil before proceeding or making any demand against the Parent Guarantor hereunder, except as required hereunder or by law.

(b)	Any release, discharge or settlement between the Parent Guarantor, the Agent and the Lenders (or any of them) in relation to this Agreement shall be conditional upon no payment made by the Borrower to the Agent or the Lenders hereunder being void, set aside or ordered to be refunded pursuant to any enactment or law relating to breach of duty by any person, bankruptcy, liquidation, administration, protection from creditors generally or insolvency or for any other reason whatsoever. If any payment is void or at any time set aside or ordered to be refunded, the Agent and the Lenders shall be entitled subsequently to enforce the Guarantee Obligations of the Parent Guarantor hereunder as if such release, discharge or settlement had not occurred and any such payment had not been made.

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16.9 Release of Parent Guarantor’s Guarantee Obligations

The Parent Guarantor’s Guarantee Obligations shall be released in writing by the Agent when the IPO Prepayment – Loan A and the IPO Prepayment – Loan B have occurred to the Lenders’ satisfaction.

17. PAYMENT AND INDEMNITY

17.1 Borrower’s indemnity

The Borrower hereby irrevocably and unconditionally;

(a)	authorises and directs GIEK to pay upon any demand made by Eksportfinans under this Agreement on first request or demand being made without requiring proof that the amounts so demanded are or were due and notwithstanding that the Borrower may dispute the validity of any such request, demand or payments;

(b)	undertakes to reimburse GIEK immediately after payment has been made, any and all sums which GIEK may pay Eksportfinans under this Agreement, in the currency paid, together with interest, being the aggregate of the cost of funds as conclusively specified by Eksportfinans and three (3) per cent per annum from the date such payment is made until payment of such reimbursement has been received in full;

(c)	undertakes to keep the Lenders, GIEK and the Agent indemnified against any and all liabilities, losses, damages, claims, demands, expenses (including, without limitation, legal fees and VAT) or actions which the Agent on its own account and/or on behalf of the Lenders and/or GIEK, or any of them may suffer or incur in any way whatsoever or which may be made against any of the Lenders, GIEK and the Agent under or in connection with or arising out of this Agreement;

(d)	agrees that GIEK shall be entitled to pay upon any demand by Eksportfinans which appears on its face to be in order and agrees that, in respect of the GIEK Guarantee, GIEK shall not be concerned with the legality of any claim or any underlying transaction or any set-off or counter-claim or defence as between the Borrower and Eksportfinans or any other person, and GIEK shall not be obliged to make inquiries of any kind and may assume that any request, demand, certificate or statement from Eksportfinans is correct and properly made.

17.2 Continuing indemnity

This indemnity shall be a continuing indemnity, and shall extend to the ultimate balance of all amounts which may be or become due, owing or payable under this indemnity and shall continue in force notwithstanding any intermediate payment in whole or in part of any such amounts.

17.3 Certificate from Eksportfinans

A certificate in writing signed by Eksportfinans, certifying any amount due from the Borrower under this indemnity shall be conclusive evidence of the matter so certified, save in the case of manifest error.

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17.4 Additional nature of obligations

The obligations of the Borrower under this indemnity shall be in addition to and shall not, in any way, be prejudiced by any collateral or other security now or hereafter held by the Agent on behalf of the Lenders and GIEK as security for the Borrower’s obligation hereunder or any lien to which the Agent on behalf of the Lenders and GIEK may be entitled.

17.5 Invalidity

No invalidity or unenforceability of all or any part of this Clause 17 shall affect any rights of indemnity or otherwise which GIEK would or may have in absence of or in addition to this Clause 17.

18. REPRESENTATIONS AND WARRANTIES

18.1 Representations and warranties

Each Obligor makes the representations and warranties set out in this Clause 18 to each of the Finance Parties.

18.2 Status and ownership

(a)	the Borrower is a duly constituted and properly incorporated private company with limited liability under Norwegian law.

(b)	the General Partner is a duly constituted and properly incorporated company with limited liability under Marshall Islands law, wholly-owned by the Sponsor.

(c)	KNOT Offshore Partners LP is a duly constituted and properly incorporated company with limited liability under Marshall Islands law, owned at least33.3% by the Sponsor (directly or indirectly).

(d)	KNOT Shuttle Tankers AS is a duly constituted and properly incorporated company with limited liability under Norwegian law, owned 100% by KNOT Offshore Partners LP (directly or indirectly).

18.3 Powers and authority

Each Obligor has the power to enter into and perform, and have taken all necessary corporate actions to authorise the entry into, performance and delivery of, the Finance Documents and/or the Transaction Documents to which it is party, and the transactions contemplated herein and therein.

18.4 Legal validity and enforceability

The Finance Documents and the Transaction Documents will, subject always to mandatory law, when executed by the respective parties thereto constitute legal, valid and binding obligations of such parties, enforceable in accordance with their respective terms and conditions, and save as provided for herein or therein, including nominal fees related to registration and enforcement of any of the Finance Documents, no registration, filing, payment of tax or fees or other formalities are necessary or desirable to render the Finance Documents and/or the Transaction Documents enforceable against the parties thereto, and for the Security Documents to constitute valid and enforceable first priority Security Documents as contemplated therein or herein.

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18.5 Non-conflict

The entry into and performance by each of the Obligors of the Finance Documents and the Transaction Documents to which it is a party, and the transactions contemplated herein and therein, do, in the opinion of any of the Obligors, not and will not conflict with:

(a)	any articles of association or other constitutional documents of any of the Obligors; and

(b)	any document or agreement which is binding upon the Obligors, or any of their assets.

18.6 No Money Laundering

In relation to the borrowing by the Borrower of the Loans, the performance and discharge of its obligations and liabilities under this Agreement or any of the Security Documents and the transactions and other arrangements effected or contemplated by this Agreement or any of the Security Documents to which the Borrower is a party, it is acting for its own account and the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Community) and which is applicable to the Borrower.

18.7 No Default

(a)	No Default is outstanding or might result from the disbursement of the Loans;

(b)	no other event is outstanding which constitutes or, (with the giving of notice, lapse of time, determination of materiality or the fulfilment of any other applicable condition, or any combination of the foregoing,) might constitute an event of default under any document which is binding on the Borrower or any of its assets, and which may have a material effect on the Borrower’s ability to perform its obligations under this Agreement or the Security Documents (as the case may be); and

(c)	no amendments or waivers have been made under any of the Transaction Documents, and no event of default has occurred and is continuing or is threatening thereunder.

18.8 Authorisations

All authorisations required in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents and the Transaction Documents have been obtained or effected (as appropriate) and are in full force and effect, as and so required thereunder.

18.9 Environmental issues

There are no conditions or circumstances known to it associated with the operation of the Vessel, which may give rise to any environmental liability of any of the Obligors.

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18.10 Financial information

(a)	The audited consolidated accounts of the Obligors:

(i)	have (save as stated therein) been prepared in accordance with NORGAAP or USGAAP (as relevant) consistently applied; and

(ii)	fairly represent the financial condition of the Borrower and the consolidated financial condition of the Guarantors as at the date to which they were drawn up,

and there has been no material adverse change in the consolidated financial condition of the Borrower and/or the Guarantors since the date on which those accounts were drawn up, which might reasonably be expected to have a material adverse effect on the ability of the Borrower and/or the Guarantors to perform their respective obligations under the Finance Documents and the Transaction Documents to which they are a party.

(b)	All financial documents and information relating to the Borrower or the Guarantors or otherwise relevant to the matters contemplated by this Agreement which have been supplied to the Agent or the Lenders are complete and correct in all material respects, and the Borrower has not omitted to disclose to the Finance Parties any information, documents or agreements known to the Borrower which, if disclosed, could in the Borrower’s opinion reasonably be expected to affect the decision of the Finance Parties to enter into this Agreement.

18.11 Litigation

No litigation, arbitration or administrative proceedings are current or, to the Obligors’ knowledge, pending or threatened against any of the Obligors which might, if adversely determined, be reasonably expected to have a material adverse effect on the ability of any of the Obligors to perform their respective obligations under the Finance Documents or the Transaction Documents (as the case may be).

18.12 Pari passu

Each Obligors’ obligations under the Finance Documents to which it is a party are its direct, general and unconditional obligations and rank at least pari passu with all its other present and future unsecured and unsubordinated indebtedness.

18.13 No withholding Taxes

No Taxes are imposed by withholding or otherwise on any payment to be made by the Borrower under the Finance Documents or are imposed on or by virtue of the execution or delivery by the Borrower of the Finance Documents to which it is or is to be a party or any other document or instrument to be executed or delivered under the Finance Documents.

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18.14 No material adverse change

There has been no material adverse change in the financial position of the Borrower or the Guarantors from that described to the Lenders during the negotiation of this Agreement.

18.15 Times for making representations and warranties

The representations and warranties set out in this Clause 18 are made by the Borrower on the Effective Date and are deemed to be repeated by the Borrower on the date of each Drawdown Notice, Drawing and each Renewal Notice, as well as the first day in each Interest Period, with reference to the facts and circumstances then existing, unless otherwise notified to the Agent in writing, and if not permitted under this Agreement, waived by the Majority Lenders prior to such dates.

19. UNDERTAKINGS

19.1 Duration

The undertakings in this Clause 19 remain in force throughout the Loan Period.

19.2 Financial information

(a)	Each Obligor shall supply to the Agent in sufficient copies for all of the Lenders:

(i)	as soon as reasonably practicable after the same are available (and in any event no later than 150 days after each year-end) the audited unconsolidated and consolidated accounts of the Obligors for that financial year; and

(ii)	as soon as reasonably practicable after the same are available (and in any event no later than 90 days after the end of each quarter) the unaudited unconsolidated and consolidated accounts of the Obligors, and

(iii)	as soon as practicable (but in any event within 60 days after 31 December each year) financial projections including profit and loss, balance sheet and cash flow forecasts including supporting schedules and calculations for the MLP Group and the Borrower.

(iv)	the Compliance Certificate on a quarterly basis within 150 days after each year-end and 90 days after each 30 March, 30 June and 30 September.

(v)	appraisal reports from two Approved Brokers on a semi-annual basis stating the Market Value of the Vessel.

(b)	The financial statements which shall be delivered to the Agent pursuant to sub-paragraphs (ii) and (iii) above shall have been prepared in accordance with NORGAAP or USGAAP (as relevant) or, if not, such financial statements shall be accompanied by a certificate setting out the adjustments to be made, and showing such adjustments as having been made, as are necessary to produce the amounts and totals in such accounts that would have been produced if NORGAAP or USGAAP (as relevant) had been applied.

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19.3 Information – Miscellaneous

Each Obligor shall supply to the Agent, in sufficient copies for all of the Lenders:

(a)	promptly, such specific financial or other information regarding the financial condition and operations or other information of the Obligors or the Vessel (hereunder but not limited to technical data) as the Agent (or any Lender through the Agent) may reasonably request;

(b)	promptly upon becoming aware of them, relevant details of any material litigation, arbitration or administrative proceedings which are current or, to its knowledge, threatened or pending against the Obligors and which might, if adversely determined, be reasonably expected to have a Material Adverse Effect on the ability of the Obligors to perform their respective obligations under this Agreement or the Transaction Documents (as the case may be), and further details of any such matters previously disclosed to the Agent, if the likelihood of an adverse determination has increased, as the Agent or any Lender acting through the Agent may reasonably request;

(c)	all documents dispatched by it to all of its shareholders containing information relevant to any of the Transaction Documents, at the same time as they are dispatched;

(d)	all information needed by the Lenders in order to comply with money laundering provisions and KYC requirements.

19.4 Notification of Default

Each Obligor shall notify the Agent of any Default which is continuing (and the steps, if any, being taken to remedy it) promptly upon its occurrence.

19.5 Insurances

(a)	The Borrower shall maintain the Vessel insured against such risks (including, but not limited) to Hull and Machinery, Hull Interest, Freight Interest, Protection & Indemnity (including highest possible maximum cover of at least USD 1,000,000,000 for the Vessel for pollution), Loss of Hire (cover at least 180 days with a maximum of 14 days deductible) and War Risk insurances (including War Risks, P & I and terrorism to the maximum extent), in such amount, on such terms (always applying Norwegian law and including the terms of the Norwegian Marine Insurance Plan of 1996 version 2010 and/or the Nordic Marine Insurance Plan of 2013 or equivalent terms in relation to losses payable thereunder) and with such insurers and through such brokers as the Agent on behalf of the Lenders shall approve.

(b)	The insurance value of the Vessel (Hull and Machinery (includs Hull Interest and Freight Interest) and war risk) shall be equal to or higher than the Market Value of the Vessel and 125 per cent of the Loans.

The aggregate Hull and Machinery insurance values of the Vessel shall furthermore, at all times, cover the higher of the Loan and 80 per cent of the Vessel’s insurable value, while the remaining cover may be taken out by way of Hull Interest and Freight Interest insurances.

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(c)	Not later than 14 days prior to the expiry date of the relevant insurances the Borrower shall deliver to the Agent a certificate from the insurance broker(s) through whom the insurances relevant to the Vessel has been placed, evidencing that all insurances referred to in item (a) have been renewed and taken out in respect of each Vessel with insurance values as required by item (b), that such insurances are in full force and effect and that the Agent on behalf of the Lenders’ interest therein have been noted by the relevant insurers.

(d)	The Agent shall (at the Borrower’s expense) take out a Mortgagee Interest Insurance (covering 120 per cent. of the principal amount outstanding hereunder) and may at request of any of the Lenders (at the Borrower’s expense) take out a Mortgagee Interest—Additional Perils Insurance (Pollution Cover) insurance relevant to the Vessel in a form and substance satisfactory to the Agent, such policy to be made in favour of the Agent (acting on its own behalf and on behalf of the Lenders), or, if so directed by the Agent, arrange for such insurance cover to be taken out in accordance with instructions from the Agent.

(e)	The Borrower shall procure that the Vessel always is employed in conformity with the terms of the instruments of insurances (including any warranties expressed or implied therein) and comply with such requirements as to extra premium or otherwise as the insurers may prescribe.

(f)	The Borrower shall before the Vessel is entering any US territory provide for the Vessel to be in Compliance with all US regulations relevant to such Vessel, including oil pollution regulations and requirements with respect to certificate of financial responsibility (“COFR”) which shall be arranged with insurers and on terms approved by the Agent.

(g)	The Agent may (at the Borrower’s expense) obtain a favourable insurance report by an independent broker acceptable to the Agent.

19.6 Notification

The Borrower shall immediately notify the Agent of:

(a)	any accident to the Vessel involving repairs the cost of which is likely to exceed USD 5,000,000.-;

(b)	any Total Loss relevant to the Vessel; and

(c)	any arrest of the Vessel or the exercise or purported exercise of any lien on the Vessel, the earnings or any of the Accounts; and

(d)	any environmental matters in respect of the Vessel.

19.7 Total loss

In the event that the Vessel shall suffer a Total Loss, the Borrower shall, within a period of 90 days after the Total Loss Date, obtain and present to the Agent, a written confirmation from the relevant insurers that the claim relating to the Total Loss has been accepted in full, or – if sooner – promptly upon receipt of insurance proceeds in respect of the Total Loss, apply such proceeds as prepayment of the Loans.

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19.8 Class and International Regulations

(a)	The Borrower shall procure that the Vessel is classified and maintained in class with the highest possible class notation, free of overdue recommendations, with a classification society that is a member of the International Association of Classification Societies, and at all times comply with the rules and regulations of the relevant class society. Furthermore, the Borrower shall at all times ensure Compliance with all requirements of the International Convention for Safety of Life at Sea (SOLAS) 1974 as adopted, amended or replaced from time to time including, but not limited to, the STCW 95, the ISM Code and/or the ISPS Code (as each is defined in the respective amendments to SOLAS). Upon receipt of the Agent’s written request, the Borrower shall instruct the classification society to send to the Agent, copies of all information, documents and class records held by the classification society in relation to the Vessel.

(b)	The Borrower shall not change the Vessel’s class without the prior written consent of the Lenders.

19.9 Flag and register

(a)	The Borrower will at the Delivery Date register the Vessel in an Approved Register, and

(b)	The Borrower shall not change the flag or the ship registry of the Vessel or allow the Vessel to be dual registered.

19.10 Environmental regulations

The Obligors shall indemnify and hold each of the Finance Parties harmless from and against any damages, losses or expenses which any of them may sustain or incur as a consequence of any claim by any governmental, judicial or regulatory authority which arises out of an environmental incident or an alleged environmental incident in connection with the operation of the Vessel or which relates to any environmental law in any jurisdiction.

19.11 Sale of Vessel

The Borrower shall not sell the Vessel without the prior written consent of the Lenders unless the sale proceed covers the Loans and subject to Clause 7.3.

19.12 Management Agreement

The Borrower shall not substantially amend or terminate the Management Agreement or enter into any further agreements related to the management of the Vessel provided however that the management of the Vessel can be transferred to another company acceptable to the Majority Lenders.

19.13 Charterparty

The Borrower shall not make any material amendment or supplement to, or waiver of the terms of, the Charterparty without the prior written consent of the Majority Lenders.

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At the expiry date of the Charterparty, the Borrower will not enter into any new charterparty without the prior written consent of the Lenders.

19.14 Negative Pledge

Except as contemplated by this Agreement and/or the Security Documents, the Borrower shall not:

(a)	undertake any other activity than owning and operating vessels;

(b)	create, incur or assume any Security Interest on the Vessel or any of its other assets, and not make any assignment of right to receive earnings or proceeds of insurance policies covering the Vessel;

(c)	make any intercompany loans or deposits to any company or person outside the MLP Group. As long as no Event of Default has occurred or is threatening, the Borrower shall be allowed to incur and to make intercompany loans or deposits and to freely accept and grant equity contributions in any form to or from companies in the MLP Group, such intercompany loans, deposits or equity contributions to be subordinated to the Lenders’ rights.

19.15 Dividend and other payments

The Borrower may declare or pay any dividends or otherwise make any other distribution of assets to any shareholder whether in cash or otherwise, provided that (a) no Event of Default has occurred or will occur at the time of payment of such dividend and (b) the Agent is satisfied that, after payment of such dividend, the remaining liquidity of the Borrower will equal or exceed the aggregate amount of (i) the instalments falling due in the next 6 months after the dividend payment date and (ii) the amount estimated by the Agent as being the amount of interest on the Loans which will fall due for payment by the Borrower under Clause 9 during that 6 month period.

19.16 Accounts

(a)	The Borrower shall maintain all its bank accounts related to the Vessel with the Agent.

(b)	The Borrower shall procure that all money whatsoever due under the operations of the Vessel (hereunder payment of hire under the Charterparty) shall be paid to the Earnings Account.

(c)	The Borrower shall on a monthly basis transfer 1/6 of the next instalments and interest payments to the Retention Account for service of the Loans.

(d)	The Earnings Account shall, until an Event of Default has occurred, be at the Borrower’s free disposal, provided however that moneys on the Earnings Account only shall be used related to the Vessel. The Retention Account shall be blocked.

(e)	The Borrower shall procure that all its bank accounts in respect of the Vessel at any time are pledged to the Agent on behalf of the Lenders.

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19.17 Transactions with affiliates

The Borrower will ensure that all transactions and agreements with companies affiliated to the Borrower shall be on a commercial basis and done on an arms-length-basis.

19.18 Maintenance and change of business

(i)	The Borrower shall remain a private limited company under Norwegian law, with no other activity than the ownership of the vessels.

(ii)	The Borrower shall not enter into any form of amalgamation, merger or demerger, divest or consolidate with any other entity or any form of reconstruction or reorganisation without the prior written consent of the Majority Lenders.

(iii)	The Borrower will not change end of its fiscal year.

(iv)	The Borrower will not change its legal name.

19.19 Market Value

Subject to Clause 7.4 (Mandatory prepayment – Market Value):

(a)	The Borrower shall ensure that until the 4 anniversary of the Delivery Date the Market Value of the Vessel covers at all times at least 100 % of the Loans.

(b)	The Borrower shall ensure that at the last year prior to the Final Maturity Date Loan B the Market Value of the Vessel covers at all times at least 125 % of the Loans.

19.20 Laws, regulations and statutes

(a)	Each Obligor shall promptly obtain such registrations, certificates, licences, consents and approvals as may be required under applicable law or regulation to enable it to perform its obligations hereunder.

(b)	Each Obligor shall promptly obtain such registrations, certificates, licences, consents and approvals as may be required under applicable law or regulation in respect of its ongoing offshore supply and support operations.

(c)	The Borrower shall at all times comply with all environmental laws and all other laws and regulations relating to the Vessel, its ownership, operation and management, and take all reasonable precautions to ensure that the crews, employees, agents or representatives of the Borrower at all times comply with all applicable environmental laws and all laws and restrictions of every relevant jurisdiction concerning the use of drugs, alcohol or other illegal substances in connection with the offshore supply and support operations of the Borrower.

(d)	Each Obligor shall at all times comply with all applicable competition laws and regulations relating to the Vessel, its ownership, operation and management or to its business.

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(e)	The Obligors shall not, and shall procure that none of their respective managers, agents or representatives shall breach any criminal laws or regulations passed for the combat of corruption or bribing (howsoever described), including laws similar or identical to the provisions set out in Sections 276 a. through 276 c. of the Norwegian Penal Act of 22 May 1902 No. 10.

(f)	Each Obligor will at all times comply with its partnership agreement and articles of association.

(g)	Each Obligor will pay all taxes when due and payable.

19.21 Acceptable Guarantees

Each of the Obligors shall at all times during the Loan Period maintain Loan A fully secured by guarantees acceptable to Eksportfinans.

20. DEFAULT

20.1 Events of Default

Each of the events set out in Clauses 20.2 to 20.32 (inclusive) is an Event of Default (whether or not caused by any reason whatsoever outside the control of the Borrower or any other person).

20.2 Non-payment

Each of the Obligors does not pay on the due date an amount payable by it under this Agreement at the place at, and in the currency in which it is expressed to be payable, provided that if such failure to pay has arisen as a consequence of an administrative or technical error only then such event shall not be an Event of Default unless such failure continues for a period in excess of three Business Days.

20.3 Breach of other obligations

The Borrower does not comply with any provision of any Finance Document (other than those referred to in Clause 20.2 (Non-payment)), provided that it shall not constitute an Event of Default:

(a)	if

(i)	such non-Compliance is, in the opinion of the Majority Lenders, capable of remedy; and

(ii)	the Agent notifies the Obligors or the Obligors notify the Agent of such non-Compliance; and

(iii)	such non-Compliance does not exceed 14 Business Days from the date of its occurrence,

or

(b)	if such non-Compliance is in the sole discretion of the Majority Lenders of a minor nature and does not prejudice the security constituted by the Security Documents.

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For the avoidance of doubt and without prejudicing whether any other breach is or is not capable of remedy, a breach of Clause 19.5 (Insurances) shall in any event be deemed not to be capable of remedy.

20.4 Breach under the Security Documents

Either of the Obligors does not comply with any obligation, undertaking or provision of any of the Security Documents or any document referred to therein.

20.5 Misrepresentation

A representation, warranty or statement made or repeated in or in connection with any Finance Document or in any document delivered by or on behalf of the Obligors under or in connection with any Finance Document was incorrect or misleading in any respect when made or deemed to be made or repeated.

20.6 Cross-default

a)	An event of default howsoever described (or any event which with the giving of notice, lapse of time, determination of materiality or fulfilment of any other applicable condition or any combination of the foregoing would constitute such an event of default) occurs with respect to any of the Obligors and/or the MLP Group under any of the Transaction Documents to which any of the Obligors and/or the MLP Group is a party and such event of default may have effect on the financial condition of any of the Obligors or its/their ability to perform their respective obligation hereunder or under the Security Documents to which they are a party (as case may be).

b)	Any Financial Indebtedness of an Obligor and/or any member of the MLP Group:

(i)	is not paid when due or within any originally applicable grace period; or

(ii)	is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described); or

(ii)	becomes capable of being declared due and payable prior to its specified maturity as a result of an event of default (however described).

20.7 Liens

A maritime or other lien, arrest, distress or similar charge is levied upon, or against the Vessel, the Pledged Accounts or any other part of the assets of any of the Obligors (save for as contemplated by this Agreement and/or the Security Documents) and is not discharged within 14 Business Days after the Borrower became aware of the same.

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20.8 Insolvency

An order of a competent court is made or an event analogous thereto occurs or any effective resolution is passed with a view to the bankruptcy, commencement of composition proceedings, debt negotiations, liquidation, winding-up or similar event with respect to any of the Obligors.

20.9 Admittance of non-payment

Any of the Obligors is unable or admits in writing its inability to pay its lawful debts as they fall due.

20.10 Termination of business

Any of the Obligors ceases or threatens to cease to carry on its business or materially change its business, whether by one or a series of transactions.

20.11 Permits

Any licence, consent, permission or approval required in order to enforce, complete or perform the Agreement and/or any of the Transaction Documents is revoked, terminated or modified.

20.12 Impossibility or illegality

It becomes impossible or unlawful for any of the Obligors to fulfil any of the terms of the Finance Documents or for the Agent to exercise any right or power vested in the Agent under the Security Documents, or the security created by any of the Security Documents is imperilled, or for any reason whatsoever ceases to be valid and enforceable with its intended priority.

20.13 Transaction Documents

Without the prior written consent of the Agent on behalf of the Lenders any of the Transaction Documents

(i)	is (in the Lenders’ sole discretion) materially amended or terminated,

(ii)	ceases in whole or part to be valid, binding and enforceable, or

(iii)	any waivers are agreed thereunder.

20.14 Material adverse change

Any event or series of events occurs in relation to any of the Obligors which, in the reasonable opinion of any of the Lenders, have a Material Adverse Effect.

20.15 Events in Security Documents

Any of the events of default specified in any of the Security Documents arise or occur.

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20.16 Mergers, demerger and reconstructions

Any of the Obligors effects any demerger, merger, joint venture, reconstruction, splitup or divest without the prior written consent of the Lenders.

20.17 Change of ownership—the Borrower

The Borrower ceases to be a direct or indirect wholly owned (share capital and voting rights) subsidiary of KNOT Offshore Partners LP.

20.18 Change of ownership—KNOT Offshore Partners LP

KNOT Offshore Partners LP ceases to be in the 33.1/3 % ownership (share capital and voting rights subject to the limitations on voting rights relating to election of board members, amendments and certain other matters as set out in the Limited Partnership Agreement) of the Sponsor or if any person or group of persons acting in concert (other than the Sponsor (or any wholly owned Subsidiaries thereof)) acquires more than 33.1/3 % of the share capital or voting rights of KNOT Offshore Partners LP.

20.19 Change of ownership—the General Partner

The General Partner ceases to be a direct or indirect wholly owned (share capital and voting rights) subsidiary of the Sponsor.

20.20 Change of ownership—the Parent Guarantor

The Parent Guarantor ceases to be in the 50 % ownership of TSSI, or ceases to be in the 50% (directly or indirectly) ownership of NYK.

This Clause 20.20 shall not be applicable after the IPO Prepayment – Loan A and the IPO Prepayment – Loan B have occurred.

20.21 Free Liquidity – KNOT Offshore Partners LP

KNOT Offshore Partners LP (on a consolidated basis) at any time during the Loan Period has a Free Liquidity of less than USD 15,000,000.- plus USD 1,500,000.- for each owned vessel with employment contract with less than 12 months remaining tenor. From the time KNOT Offshore Partners LP and its Subsidiaries own in total 8 vessels, the Free Liquidity shall be increased by USD 1,000,000.- for each additional vessel acquired (including vessels chartered in on bareboat charterparties, vessels on long term financial leases and vessels on long term time charter parties (exceeding 12 months)) by KNOT Offshore Partners LP or any Subsidiary, plus USD 1,500,000.- for each owned vessel with employment contract with less than 12 months remaining tenor.

20.22 Free Liquidity – The Parent Guarantor

The Parent Guarantor at any time during the Loan Period has a Free Liquidity of less than USD 25,000,000.-,

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This Clause 20.22 shall not be applicable after the IPO Prepayment – Loan A and the IPO Prepayment – Loan B have occurred.

20.23 Free Liquidity – The KNOT Group

The KNOT Group (on a consolidated basis (including shipowning companies owned more than 10 % on the gross method (actual share of EBITDA—KNOT Group, interest and debt)) any time during the Loan Period has a Free Liquidity of less than 4% of its Interest Bearing Debt measured quarterly.

This Clause 20.23 shall not be applicable after the IPO Prepayment – Loan A and the IPO Prepayment – Loan B have occurred.

20.24 Working Capital – the Borrower

The Borrower at any time in the Loan Period has a negative Working Capital.

20.25 Working Capital – the KNOT Group

The KNOT Group (on a consolidated basis (including shipowning companies owned more than 10 % on the gross method (actual share of EBITDA—KNOT Group, interest and debt)) at any time in the Loan Period has a negative Working Capital.

This Clause 20.25 shall not be applicable after the IPO Prepayment – Loan A and the IPO Prepayment – Loan B have occurred.

20.26 Minimum Equity Ratio

The Book Equity of KNOT Offshore Partners LP (on a consolidated basis) to Total Assets is less than 30%.

20.27 Minimum Equity Ratio—the KNOT Group

The Book Equity of the KNOT Group (on a consolidated basis (including shipowning companies owned more than 10 % on the gross method (actual share of EBITDA—KNOT Group, interest and debt)) to Total Assets until 31 January 2014 is less than 19%, from 1 February 2014 until 31 December 2014 is less than 22.5%, and thereafter less than 25%, measured quarterly.

This Clause 20.27 shall not be applicable after the IPO Prepayment – Loan A and the IPO Prepayment – Loan B have occurred.

20.28 EBITDA

KNOT Offshore Partners LP (on a consolidated basis) at any time has an EBITDA (after payment of actual docking costs) of less than 2.5 x interest costs (including interest rate swap costs). EBITDA shall be measured on a quarterly rolling basis (last 4 quarters).

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20.29 EBITDA—KNOT Group

The KNOT Group (on a consolidated basis (including shipowning companies owned more than 10 % on the gross method (actual share of EBITDA—KNOT Group, interest and debt)) at any time has an EBITDA (after payment of actual docking costs) of less than interest costs (including interest rate swap costs), instalments and hire in respect of any vessels on bareboat charter (if not already deducted in the EBITDA). EBITDA shall be measured on a quarterly rolling basis (last 4 quarters) and first time 31 January 2014 (based on unaudited 4th quarter accounts).

Any breach of this Clause 20.29 shall automatically be repaired if the KNOT Group’s consolidated Free Liquidity is more than USD 75,000,000.-. However, the maximum repair period is limited to four (4) consecutive quarters.

This Clause 20.29 shall not be applicable after the IPO Prepayment – Loan A and the IPO Prepayment – Loan B have occurred.

20.30 Charterparty

(a)	The Charterparty for any reason whatsoever is terminated or cancelled, or

(b)	The Vessel is not delivered and accepted by the Charterer under the Charterparty within 31 March 2011.

20.31 Listing

KNOT Offshore Partners LP ceases to be listed on the New York Stock Exchange (NYSE).

20.32 General Partner

a)	The General Partner ceases to be the general partner in KNOT Offshore Partners LP, and/or

b)	the General Partner ceases to own minimum 2% of the interests in KNOT Offshore Partners LP, and/or

c)	the General Partner ceases the right to appoint three (3) out of seven (7) board directors to the board of directors in KNOT Offshore Partners LP (or if there is a change in the number of directors, the corresponding numbers).

20.33 Acceleration

On and at any time after the occurrence of an Event of Default and whilst such Event of Default is continuing unremedied and unwaived, the Agent may, and shall (or shall refrain from) if so directed by the Majority Lenders, by notice to the Borrower:-

(a)	without prejudice to any parts of the Loans advanced hereunder cancel the Total Commitment; and

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(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued under the Finance Documents are immediately due and payable, whereupon they shall become immediately due and payable.

(c)	without prejudice to any of the Finance Parties’ other rights, with or without notice to the Borrower, take such other action as is available to the Finance Parties under the Finance Documents or by law.

21.	THE AGENT

21.1	Appointment and duties of the Agent

The Lenders authorize the Agent to take such action on its behalf and to exercise such powers as are specifically delegated to it by the terms of this Agreement together with all such powers as are reasonably incidental thereto. In performing its duties and functions hereunder, the Agent shall exercise the same care as it normally exercises in making and handling loans and guarantee facilities for its own account. Any reference to the Agent in the Agreement or the Security Documents shall be understood as the Agent on behalf of the Lenders unless otherwise specifically stated. Notwithstanding anything to the contrary, the Agent shall always follow the instructions from the Lenders.

In relation to the Security Documents, the Lenders hereby irrevocably:

(a)	appoints the Agent to act as its agent and security trustee under and in connection with the Security Documents;

(b)	authorises the Agent on its behalf to sign, execute and enforce the Security Documents;

(c)	authorises the Agent on its behalf to perform the duties and to exercise the rights, powers, authorities and discretions that are specifically given to it under or in connection with the Security Documents, together with any other incidental rights, powers, authorities and discretions;

or to a nominee who shall be approved by the Lenders. The Agent shall act as security agent for and behalf of the Lenders and Swap Banks, provided however that in relation to the Security Documents the Agent shall receive instructions from the Lenders only.

21.2	Relationship

The relationship between the Agent and the Lenders is that of agent and principal only, and nothing herein shall be construed so as to constitute the Agent as a trustee for the Lenders or impose on any of them any duties or obligations other than those for which express provision is made in this Agreement.

21.3	Information

The Agent will promptly advise the Lenders of each notice received by it from the Obligors hereunder. The Agent shall not be under any obligation towards the Lenders to ascertain or enquire as to the performance or observance of any of the terms or conditions hereof, other than a failure to make payment of sums due.

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21.4	Default

The Agent shall not (with the exception of the Borrower’s failure to pay sums due) be deemed to have knowledge of the occurrence of any Event of Default unless the Agent has received notice thereof from an Obligor or the Lenders. In the event the Agent receives such notice, the Agent shall promptly give notice thereof to the Lenders and GIEK. The Agent shall take such action with respect to such Event of Default as may be directed by the Lenders and GIEK provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obliged to) take such action or refrain from taking such action, with respect to such Event of Default as the Agent shall in its absolute discretion deem advisable in the best interest of the Lenders and GIEK, provided always that the Agent shall advise the Lenders and GIEK of such action and shall consult with them as soon as possible thereafter in order to determine future action.

21.5	Rely on communication

In performing its duties and exercising its powers hereunder, the Agent shall be entitled to rely on any communication believed by it to be genuine and to have been sent or signed by the person by whom it purports to have been sent or signed.

21.6	Responsibility of the Agent

The Agent takes no responsibility for the truth of any covenants, representations or undertakings given or made herein or for the validity, effectiveness, adequacy, legality or enforceability of this Agreement or any of the Security Documents. Neither the Agent nor any of its directors, officers, employees or attorneys-in-fact shall be responsible for any action taken or omitted to be taken by it or them under or in connection herewith, except for its or their own gross negligence or willful misconduct.

21.7	Exclusion of liability

In respect of Eksportfinans, the Agent will not be liable for any action taken by it under or in connection with the Agreement or the Security Documents, unless directly caused by negligence.

21.8	Responsibility of the Lenders

Each of the Lenders shall be responsible for making its own independent investigation of the financial condition and affairs of the Obligors in connection with the making and continuance of the Loans and has made its own appraisal of the creditworthiness of the Obligors.

21.9	Set-off

If any of the Lenders at any time receives or recovers by set-off or otherwise any sum which it is obliged (or being so entitled has elected) to apply towards payment of any amount due to it hereunder (otherwise than amounts specifically payable to any of the Lenders under the terms of this Agreement) then Eksportfinans or the Commercial Lenders shall be obliged to offer to the other party through the Agent such payment by way of adjustment as may be necessary to ensure that at all times Eksportfinans or the Commercial Lenders receives the portion of principal, interest, fees and commissions due to it under this Agreement, however, that such offer shall be conditional upon Eksportfinans or the Commercial Lenders who may accept such offer (the “Accepting Finance Party”)

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agreeing to indemnify Eksportfinans or the Commercial Lenders making such offer (the “Offering Finance Party”) on terms reasonably acceptable to the Offering Finance Party against any loss (other than the loss suffered by such payment by way of adjustment) which the Offering Finance Party may subsequently suffer by reason of having made such payment by way of adjustment to such Accepting Finance Party.

21.10	Distribution of payments

The Agent shall pay with funds having same day value as the funds received to the order of each of the Lenders each such party’s proportionate share of every sum of money received by the Agent pursuant to the Agreement or the Security Documents (with the exception of any amounts, which by the terms of the Agreement or the Security Documents, are paid to the Agent for the account of the Agent alone or specifically for the account of any of the Lenders) and until so paid such amount shall be held by the Agent on trust absolutely for the relevant party.

21.11	Reimbursement of cost

The Lenders shall ratably in accordance with its respective participation in the Loans (as the case may be), indemnify and hold the Agent harmless against any and all costs, claims, expenses (including legal fees), loss or liability, which the Agent may suffer or incur by reason of any action taken or omitted by it as the Agent hereunder to the extent that the Agent shall not have been reimbursed therefore by the Obligors, unless and to the extent such loss or liability is caused by the gross negligence (negligence in respect of the Lenders) or willful misconduct of the Agent.

21.12	Resignation

The Agent may and shall upon request from any of the Lenders and with the consent of the Borrower resign its appointment hereunder by giving written notice to that effect to each of the Lenders and to the Borrower, provided that no such resignation shall be effective until a successor for the Agent is appointed in accordance with the succeeding provisions of this clause. If the Agent gives notice of its resignation, then any of the Lenders or any reputable and experienced bank or other financial institution may be appointed as a successor to the Agent by the Lenders during the period of such notice. If no such successor is so appointed then (A) the outgoing Agent shall be discharged from any further obligation under this Agreement but shall remain entitled to the benefit of the provisions of this clause and (B) its successor and each of the other parties hereto shall have the same rights and obligations amongst themselves as they would have had if such successor had been a party hereto. The change of Agent shall be at no cost to the Borrower.

22.	FEES

22.1	Commitment fee—Loan A

The Borrower shall pay to the Agent (for distribution to Eksportfinans) a commitment fee equal to 40 % of the Margin Loan A calculated on the undrawn portion of Loan A. Such commitment fee shall be calculated from 16 December 2010 and be payable at the Drawdown Date.

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22.2	Commitment fee—Loan B

The Borrower shall pay to the Agent (for distribution to the Commercial Lenders) a commitment fee equal to 40 % of the Margin Loan B calculated on the undrawn portion of Loan B. Such commitment fee shall be calculated from 16 December 2010 and be payable at the Drawdown Date.

22.3	Commitment fee – Revolving Credit Facility

The Borrower shall pay to the Agent (for distribution to the Commercial Lenders) a commitment fee equal to 40 % of the Margin Revolving Credit Facility calculated on the daily undrawn portion of the Revolving Credit Facility. Such commitment fee shall be calculated from the Effective Date and be payable quarterly in arrears on the last day of each fiscal quarter (or such earlier date which the Revolving Credit Facility is terminated).

22.4	Arrangement fee—Loan A

The Borrower shall pay to the Agent (for further distribution to Eksportfinans and GIEK) a non-refundable fee of USD 448,000.- (USD 28,000.- to Eksportfinans and USD 420,000.- to GIEK) payable on the date hereof. The arrangement fee shall be payable whether or not Loan A is ever drawn pursuant to this Agreement upon demand from the Agent.

22.5	Arrangement fee—Loan B

The Borrower shall pay to the Agent (for further distribution to the Commercial Lenders) a non-refundable fee of USD 512,000.- payable on the date hereof. The Arrangement fee shall be payable whether or not the Loans are ever drawn pursuant to this Agreement upon demand from the Agent.

22.6	Arrangement fee – Revolving Credit Facility

The Borrower shall pay to the Agent (for further distribution to the Commercial Lenders on a prorate basis) a non-refundable fee of USD 200,000.- payable on the Effective Date. The Arrangement fee shall be payable whether or not the Revolving Credit Facility is ever drawn pursuant to this Agreement upon demand from the Agent.

22.7	Structuring fee

The Borrower shall pay to the Agent a structuring fee in accordance with a fee letter to be entered into between the Borrower and the Agent.

22.8	Guarantee commission

The Borrower shall pay to the Agent (for distribution to GIEK) a guarantee commission of 1.75% per annum of the outstanding amounts under the GIEK Guarantee, payable semi-annually in arrears, the first time6 months after the Drawdown Date.

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22.9	Agency fee

The Borrower shall pay to the Agent a non-refundable annual agency fee in accordance with a fee letter to be entered into between the Borrower and the Agent.

23.	EXPENSES

23.1	Initial and special costs

The Borrower shall promptly following demand pay the Agent the amount of all reasonable costs and expenses (including legal fees) reasonably and properly incurred by the Agent, the Mandated Lead Arrangers and/or the Lenders in connection with:

(a)	the negotiation, preparation, printing and execution of the Finance Documents and any other documents referred to in the Finance Documents;

(b)	execution and registration of the Security Documents;

(c)	any amendment, waiver, consent or suspension of rights (or any proposal for any of the foregoing) requested (or, in the case of a proposal, made) by or on behalf of the Borrower and relating to the Finance Documents or a document referred to in the Finance Documents; and

(d)	any other matter, not being of an ordinary administrative nature and arising out of or in connection with the Finance Documents.

23.2	Enforcement costs

Following an Event of Default, the Borrower shall promptly following demand pay to the Finance Parties the amount of all costs and expenses (including legal fees) properly incurred by it in connection with the enforcement of or the preservation of, any rights under the Finance Documents.

24.	INDEMNITIES

24.1	Currency indemnity

(a)	If a Finance Party receives an amount in respect of the Borrower’s liability under the Finance Documents or if that liability is converted into a claim, proof, judgement or order in a currency other than the currency in which the amount is expressed to be payable under the Finance Documents, the Borrower shall indemnify that the Finance Party as an independent obligation against any loss or liability arising out of or as a result of the conversion of the other currency into the currency owed under the Finance Documents.

(b)	The Borrower waives any right it may have by law to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

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24.2	Other indemnities

The Borrower shall forthwith on demand indemnify each Finance Party against any loss or liability (including funding breakage costs) which that Lender reasonably and properly incurs and which the Finance Party certifies (in a certificate containing reasonable detail) that it has incurred as a consequence of:

(a)	the occurrence of any Event of Default;

(b)	the operation of Clause 20.33 (Acceleration);

(c)	any repayment or prepayment of principal or payment of an overdue amount being made otherwise than on the last day of a relevant Interest Period relative to the amount so repaid, prepaid or paid; and

(d)	investigation(s) of a potential Event of Default, and

(e)	a disbursement of a Loan not being made after the Borrower has delivered a Drawdown Notice or the Loans (or part of the Loans) not being prepaid in accordance with a notice of prepayment.

The liability of the Borrower in each case includes any loss of margin or other loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under the Finance Documents, but the Borrower’s liability shall in no circumstances extend to any loss or expense to the extent that it arises as a consequence of any gross negligence or wilful default of a Finance Party.

25.	CALCULATIONS

Interest and fees payable under Clauses 9 (Interest) and 22 (Fees) accrue from day to day and are calculated on the basis of the actual number of days elapsed and a year of 360 days.

26.	AMENDMENTS AND WAIVERS

26.1	Majority Lenders

(a)	Subject to Clause 26.2 (All Lenders), any term of this Agreement and the Security Documents may only be amended or waived with the written agreement of the Borrower and, if authorised by the Majority Lenders, the Agent. The Agent shall effect, on behalf of the Majority Lenders, any amendment or waiver to which they have agreed.

(b)	The Agent shall promptly notify the Lenders of any amendment or waiver effected under paragraph (a) above and any such amendment or waiver shall be binding on all the Lenders.

26.2	All Lenders

An amendment or waiver which relates to:

(a)	reduction of the Margin Loan A and/or the Margin Loan B and the commitment fees,

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(b)	extension of the due date for or the reduction of the amount of any payment of principal, interest or other amount payable under this Agreement,

(c)	change in the currency in which any amount is payable under this Agreement,

(d)	extension of the Availability Period,

(e)	change of this Clause 26.2,

(f)	any release of any security created by any Security Document, any changes in any Security Document or the security requirements evidenced by the Security Documents or this Agreement

(g)	a term of this Agreement which expressly requires the consent of each Lender and/or

(h)	a change of the definition of “Majority Lenders “,

may not be effected without the consent of each Lender.

26.3	Waivers and remedies cumulative

The rights of the Finance Parties under the Finance Documents:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

27.	CHANGES TO THE PARTIES

27.1	Transfer by the Borrower

The Obligors may not assign, transfer, novate or dispose of any of, or any interest in, its rights and/or obligations under the Finance Documents.

27.2	Transfers by Lenders

Any of the Lenders (the “Existing Lender”) may at any time assign, transfer or novate any of its rights and obligations under this Agreement to another bank or financial institution (such bank or institution being the “New Lender”), provided that (save at any time when an Event of Default exists and has not been waived or remedied) no such assignment, transfer or novation may be made without the prior written consent also of the Borrower), such consent not to be unreasonably withheld or delayed and to be deemed given in the event of no adverse response thereto from the Borrower within five (5) Business Days of its receipt of a request for approval of any such assignment, transfer or novation to any New Lender. The Borrower shall not be liable for the transactions costs incurred in connection with any such transfers from the Existing Lender to a New Lender.

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28.	PRO RATA SHARING

28.1	Redistribution

If any amount owing by the Borrower under this Agreement to a Lender (the “Recovering Lender”) is discharged by payment, set-off or any other manner other than through the Agent in accordance with Clause 10 (Payments) (a “recovery”), then:

(a)	the recovering Lender shall, within three Business Days, notify details of the recovery to the Agent;

(b)	the Agent shall determine whether the recovery is in excess of the amount which the recovering Lender would have received had the recovery been received by the Agent and distributed in accordance with Clause 10 (Payments);

(c)	subject to Clause 28.3 (Exceptions), the recovering Lender shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “redistribution”) equal to the excess;

(d)	the Agent shall treat the redistribution as if it were a payment by the Borrower under this Agreement and shall pay the redistribution to the Lender (other than the recovering Lender) in accordance with Clause 10.7 (Partial payments); and

(e)	after payment of the full redistribution to the Agent, the recovering Lender will be subrogated to the portion of the claims paid under paragraph (d) above and the Borrower will owe the recovering Lender a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

28.2	Reversal of redistribution

If under Clause 28.1 (Redistribution):

(a)	a recovering Lender must subsequently return a recovery, or an amount measured by reference to a recovery, to the Borrower; and

(b)	the recovering Lender has paid a redistribution in relation to that recovery,

each Lender shall, within three Business Days of demand by the recovering Lender through the Agent, reimburse the recovering Lender all or the appropriate portion of the redistribution paid to that Lender. Thereupon, the subrogation in Clause 28.1 (e) will operate in reverse to the extent of the reimbursement.

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28.3	Exception

(a)	A recovering Lender needs not to pay a redistribution to the extent that it would not, after the payment, have a valid claim against the Borrower in the amount of the redistribution pursuant to Clause 28.1 (e).

(b)	A Lender is not entitled to participate in a redistribution if the redistribution results from the proceeds of a judicial enforcement order obtained by the recovering Lender and the other Lenders had adequate notice of and opportunity to participate in the proceedings concerned or bring their own proceedings but did not do so.

29.	SEVERABILITY

If a provision of this Agreement is or becomes illegal, invalid or unenforceable in any competent jurisdiction, that shall not affect the validity or enforceability in that jurisdiction of any other provision of this Agreement or the validity or enforceability in other jurisdictions of that or any other provision of this Agreement.

30.	NOTICES

30.1	Giving of notices

All notices or other communications under or in connection with this Agreement shall be given or made in writing, by letter, telefax or S.W.I.F.T. Any such notice or communication will be deemed to be given or made as follows:

(a)	if by letter, when delivered at the address of the relevant Party; and

(b)	if by telefax or S.W.I.F.T., when received.

However, a notice given in accordance with the above but received on a day which is not a Business Day or after 4:00 p.m. in the place of receipt will only be deemed to be given at 9:00 a.m. on the next Business Day in that place.

30.2	Addresses for notices

(a)	The address, the telefax number and the S.W.I.F.T. code of each Party (other than the Agent and the Borrower) for all notices or other communications under or in connection with this Agreement are those notified by that Party for this purpose to the Agent on or before the date it becomes a Party; or any other notified by that Party for this purpose to the Agent by not less than five Business Days’ notice.

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(b)	The address, the telefax number and the S.W.I.F.T. code:

(i)	of the Agent is:

Nordea Bank Norge ASA

P.O.Box 1166 Sentrum

N – 0107 Oslo—Norway

Tel.: +47 22 48 49 71

Fax.: +47 22 48 66 68

S.W.I.F.T. Code: NDEANOKK

Attn.: Shipping Department

(ii)	of the Borrower is:

KNOT Shuttle Tankers 17 AS

Smedasundet 40

P.O.Box 2017

N – 5504 Haugesund

Norway

Telefax: +47 52 70 40 40

Attn.: Chairman of the Board

or such other address and/or telefax number and/or marked for such other attention as the Agent may notify to the other Parties by not less than five (5) Business Days’ prior notice.

(c)	All notices from or to the Borrower related to this Agreement shall be sent through the Agent.

(d)	The Agent shall, promptly upon request from any Party, give to that Party the address and/or the telefax number of any other Party applicable at the time for the purposes of this Clause 30.2.

31.	JURISDICTION

For the benefit of the Agent and each Lender, the Borrower agrees that the courts of Norway have jurisdiction to settle any disputes in connection with this Agreement.

The Borrower herewith submits to the non-exclusive jurisdiction of the Oslo district court. Nothing in this Clause 30 shall limit the right of the Agent or any Lender to start proceedings against the Borrower in any other court of competent jurisdiction.

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32.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with Norwegian law.

o o o O o o o

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SCHEDULE 1

LENDERS AND COMMITMENTS

Loan A	Amount	Share
Eksportfinans ASA P.O.Box 1601 Vika 0119 Oslo Norway	USD 40,000,000.-	100%
Loan B
DNB Bank ASA P.O.Box 7100 Sentrum 5020 Bergen Norway	USD 5,000,000.-	50%
Nordea Bank Norge ASA P.O.Box 1166 Sentrum 0107 Oslo Norway	USD 5,000,000.-	50%
Total Loan B	USD 10,000,000.-	100%
Revolving Credit Facility
DNB Bank ASA P.O.Box 7100 Sentrum 5020 Bergen Norway	USD 10,000,000.-	50%
Nordea Bank Norge ASA P.O.Box 1166 Sentrum 0107 Oslo Norway	USD 10,000,000.-	50%
Total Revolving Credit Facility	USD 20,000,000.-	100%

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SCHEDULE 2

Intentionally left blank

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SCHEDULE 3

FORM OF

DRAWDOWN NOTICE

To:	Nordea Bank Norge ASA as Agent

P.O.Box 1166 Sentrum

N – 0107 Oslo - Norway

Tel.: +47

Fax.: +47

Attn.: [ ]

S.W.I.F.T. Code: [ ]

Date:    2011

USD 120,000,000 LOAN AGREEMENT DATED 11 FEBRUARY 2011 (THE “AGREEMENT”)

We refer to Clause 5 of the Agreement. Capitalized terms used in this Drawdown Notice and not defined herein shall have the same meaning given to them in the Agreement.

l.	A. We wish to draw Loan A as follows:

(a)	Drawdown Date:

(b)	Instructions for payment of Loan A:

B.	We wish to draw Loan B as follows:

(a)	Drawdown Date:

(b)	Interest Period:

(c)	Instructions for payment of Loan B:

C.	We wish to draw the Revolving Credit Facility as follows:

(a)	Amount USD:

(b)	Drawdown Date:

(c)	Interest Period:

(d)	Instructions for payment of the Revolving Credit Facility :

2.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Drawdown Notice.

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3.	We further confirm that:

(a)	no event or circumstance has occurred and is continuing, which constitutes, or which with the giving of notice or lapse of time or both, would constitute an Event of Default under the Agreement; and that

(b)	the representations and warranties contained in Clause 18 (Representation and Warranties) of the Agreement are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date.

By:

KNOT SHUTTLE TANKERS 17 AS

Authorised Signatory

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SCHEDULE 4

FORM OF

RENEWAL NOTICE

To:	Nordea Bank Norge ASA as Agent

P.O.Box 1166 Sentrum

N – 0107 Oslo—Norway

Tel.: +47

Fax.: +47

Attn.: [    ]

S.W.I.F.T. Code: [    ]

Date:          2011

USD 120,000,000 LOAN AGREEMENT DATED 11 FEBRUARY 2011 (THE “AGREEMENT”)

We refer to Clause 8.1 (a) in the Agreement. Capitalized terms used in this Renewal Notice and not defined herein shall have the meaning given to them in the Agreement.

We hereby:

1.	request an Interest Period for Loan B in respect of [•] months from the next Interest Payment Day; and

2.	confirm that

(i)	no event or circumstance has occurred and is continuing, which constitutes, or which with the giving of notice or lapse of time or both, would constitute an Event of Default under the Agreement; and that

(ii)	the representations and warranties contained in Clause 17 (Representations and warranties) of the Agreement are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date.

By:

KNOT SHUTTLE TANKERS 17 AS

Authorised signatory

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SCHEDULE 5

FORM OF

COMPLIANCE CERTIFICATE

To:	Nordea Bank Norge ASA

Attn:

Telefax No.

Date: [{day}] [{month}] [{year}]

SECURED TERM LOAN FACILITY AGREEMENT DATED 11 FEBRUARY 2011 (THE “AGREEMENT”)

With reference to the Agreement we hereby confirm as follows:

FREE LIQUIDITY—KNOT Offshore Partners LP

Requirement > USD 15,000,000.-

(plus USD 1,500,000.- for each owned vessel with employment contract with less than 12 months remaining tenor.

From the time KNOT Offshore Partners LPand its subsidiaries own in total eight (8) vessels, the minimum free liquidity requirement of USD 15,000,000.- set out above shall be increased by USD 1,000,000.- for each additional vessel acquired by KNOT Offshore Partners LPor any subsidiary, plus USD1,500,000.- for each owned vessel with employment contract with less than 12 months remaining tenor.)

	NOK ==>	Compliance: Yes / No

WORKING CAPITAL—the Borrower Requirement > 0	NOK ==>	Compliance: Yes / No

EBITDA—KNOT Offshore Partners LP (consolidated) A EBITDA	NOK ==>	Compliance: Yes / No

B Interest costs Requirement A/B>2.5

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MINIMUM EQUITY RATIO—MLP Group A Book Equity B Total Assets Requirement A/B > 30%	NOK ==>	Compliance: Yes / No

MARKET VALUE VESSEL—ref Clause 18.20

A = Market Value Vessel

B = Loans

Requirement :

(i) Year 4 A > 100 % of B

(ii) Year 5 A > 125 % of B

Valuation report from [            ] dated [            ] enclosed

Valuation report from [            ] dated [            ] enclosed

USD USD

CHANGES IN MANAGEMENT, BOARD OF DIRECTORS AND AUDITORS

Changes in management and/or board of directors in the Borrower	Yes / No
give info if yes

Changes in management and/or board of directors in KNOT Offshore Partners LP	Yes / No
give info if yes

Changes in management and/or board of directors in KNOT Shuttle Tankers AS	Yes / No
give info if yes

Changes of auditors	Yes / No
give info if yes

It is hereby certified, by the undersigned, that there are no known or pending Events of Default as of this date. Furthermore, it is hereby certified that the above representations are true and correct.

The above covenant calculations are made as of, and in respect of the 3 months period ending on                    .

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Certified on this                     day of

KNOT SHUTTLE TANKERS 17 AS

By

Date

KNOT OFFSHORE PARTNERS LP

By

Date

KNOT SHUTTLE TANKERS AS

By

Date

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EXECUTION PAGE

The Borrower:

KNOT SHUTTLE TANKERS 17 AS

Name in block letters

The Guarantor:

KNOT OFFSHORE PARTNERS LP

Name in block letters

The Guarantor:

KNOT SHUTTLE TANKERS AS

Name in block letters

The Parent Guarantor:

KNUTSEN NYK OFFSHORE TANKERS AS

Name in block letters

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The Lender for Loan A:

EKSPORTFINANS ASA

Name in block letters

As lender for Loan B and the Revolving Credit Facility, Bookrunner and Mandated Lead Arrangers

DNB BANK ASA

Name in block letters

As lender for Loan B and the Revolving Credit Facility, Bookrunner, Mandated Lead Arrangers and Agent

NORDEA BANK NORGE ASA

Name in block letters

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Dated [    ] March 2013

GUARANTEE AGREEMENT

between

KNOT OFFSHORE PARTNERS LP

as Guarantor

and

NORDEA BANK NORGE ASA

as Agent

(on behalf of the Finance Parties)

Relating to a loan and guarantee facility agreement

dated 11 February 2011 in the original amount of USD 120,000,000.-

as amended by a first supplemental agreement dated 6 June 2011, a second supplemental dated 20 September 2012, as amended and restated by a third supplemental agreement dated 22 February 2013 and as further amended and restated by a fourth supplemental agreement dated [    ] 2013

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THIS GUARANTEE AGREEMENT (the “Guarantee”) dated this [    ] day of March 2013 is made between:

(1)	KNOT OFFSHORE PARTNERS LP, [ ] (the “Guarantor”), and

(2)	NORDEA BANK NORGE ASA, P.O. Box 1166 Sentrum, 0107 Oslo, Norway (organisation no 911 044 110) as agent (the “Agent”)

WHEREAS:

(A)	By a loan and guarantee facility agreement (as from time to time varied, novated, supplemented or amended, the “Agreement”) dated 11 February 2011 and entered into between KNOT Shuttle Tankers 17 AS as borrower (the “Borrower”), the financial institutions and the finance parties as defined therein (the “Finance Parties”), KNOT Shuttle Tankers AS and the Guarantor as guarantors, the Agent as facility agent and agent for and on behalf of the Finance Parties as amended by a first supplemental agreement dated 6 June 2011, a second supplemental dated 20 September 2012, as amended and restated by a third supplemental agreement dated 22 February 2013 and as further amended and restated by a fourth supplemental agreement dated [ ] March 2013, the Finance Parties have subject to the terms and conditions set forth therein continued to make available to the Borrower a loan and guarantee facility in the amount up to USD 70,000,000.- for the purpose of financing the vessel “BODIL KNUTSEN” (the “Vessel”);

(B)	DNB Bank ASA and Nordea Bank Finland Plc. (the “Swap Banks”) have or may enter into Swap Agreements (as set out in the Agreement) with the Borrower.

(C)	It is a condition precedent to the obligations of the lenders under the Agreement and the transactions to be made under the Swap Agreements that the Guarantor enters into this Guarantee in favour of the Agent (on behalf of the Finance Parties).

NOW THEREFORE:

1.	DEFINITIONS

1.1	Definitions

In this Guarantee including the preamble hereto (unless the context otherwise requires) any term or expression defined in the preamble shall have the meanings ascribed to it therein and the following terms and expression shall have the meanings set out below. In addition, terms and expressions defined in the Agreement (of which the Guarantor has received a copy) shall have the same meanings when used herein.

“Outstanding Indebtedness”:	all sums of any kind at any time owing actually or contingently by the Borrower to the Finance Parties pursuant or in relation to the Agreement, the Security Documents and/or the Swap Agreements, including, but without limitation, by way of repayment of principal, payment of interest and default interest, payment upon any indemnity or counter-indemnity, reimbursement for costs or otherwise whatsoever.

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2.	GUARANTEE AND INDEMNITY

2.1	Guarantee obligations

In order to secure the payment of the Outstanding Indebtedness in accordance with the provisions of the Agreement, the Security Documents and the Swap Agreements, the Guarantor as primary obligor and for its own debt and not merely as surety, and jointly and severally with the Borrower, hereby undertakes to the Agent (on behalf of the Finance Parties) to be responsible for and hereby guarantees to the Finance Parties the due and punctual payment by the Borrower (as and when due under the Agreement, the Security Documents and/or Swap Agreements by acceleration, demand or otherwise howsoever) of the Outstanding Indebtedness and every part thereof.

2.2	Demands

The Guarantor, as joint and several guarantor together with KNOT Shuttle Tankers AS pursuant to a guarantee agreement dated [    ], unconditionally and irrevocably undertakes immediately on first written demand (“No: “påkravsgaranti”) by the Agent (on behalf of the Finance Parties) from time to time to make payment in accordance with its obligations under Clause 2.1 when payment has fallen due in respect of the Outstanding Indebtedness and the Borrower has failed to make such payment when due and that notice of such non-payment has been issued by the Agent (on behalf of the Finance Parties).

2.3	Indemnity

The Guarantor unconditionally undertakes immediately on demand by the Agent (on behalf of the Finance Parties) from time to time to indemnify and hold harmless the Agent and the Finance Parties in respect of any loss incurred by the Agent or the Finance Parties as a result of the Agreement, the Swap Agreements or any of the Security Documents or any provision thereof being or becoming invalid or unenforceable for any reason whatsoever up to the maximum amount which would otherwise be payable in the event such invalidity or unenforceability had not occurred.

2.4	Limited liability

The Guarantor’s liability under this Guarantee shall be limited to USD 70,000,000,- plus interest, default interest, costs and expenses under the Agreement and the Swap Agreements.

2.5	Number of claims

There is no limit on the number of claims that may be made by the Agent on its own behalf or the Finance Parties under this Guarantee.

2.6	Prior disbursement

The Guarantor has full knowledge of that Loan A and Loan B have been disbursed from Eksportfinans and the Commercial Lenders (respectively) to the Borrower prior to the date of this Guarantee.

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3.	GUARANTOR’S LIABILITY

(a)	The Guarantor agrees that the Guarantor’s liability to the Finance Parties under this Guarantee (including for avoidance of doubt the obligation to make payment on first written demand) shall not be discharged, impaired or otherwise affected by reason of any of the following events or circumstances (regardless of whether any such events or circumstances occur with or without the Guarantor’s knowledge or consent):-

(i)	any time, forbearance or other indulgence given or agreed by the Agent or the Finance Parties with the Borrower or any third party in respect of any of its obligations under the Agreement and/or the Swap Agreements and/or the Security Documents;

(ii)	any legal limitation, disability or incapacity of the Borrower or any third party related to the Agreement and/or the Swap Agreements and/or the Security Documents;

(iii)	any invalidity, irregularity, unenforceability, imperfection or avoidance of or any defect in any security granted by, or the obligations of any party to the Agreement, the Swap Agreements or the Security Documents, or any amendment to or variation thereof, or of any other document or security comprised therein;

(iv)	the liquidation, bankruptcy or dissolution (or proceedings analogous thereto) or the appointment of a receiver for the Borrower or any third party, or the occurrence of any circumstances whatsoever affecting the liability of any party to discharge its respective obligations under the Agreement, the Swap Agreements or any of the Security Documents;

(v)	any challenge, dispute or avoidance by any liquidator of the Borrower or any third party in respect of any claim by the Borrower by right of subrogation in any such liquidation;

(vi)	any release, discharge, renewal, amendment, extension, compromise exchange or realisation of any security, obligation or term of the Agreement and/or the Swap Agreements and/or the Security Documents, or any further security for the obligations of the Borrower under the Agreement and/or the Swap Agreements;

(vii)	any failure on the part of the Agent or the Finance Parties (whether intentional or not) to take or perfect any security agreed to be taken under or in relation to any of the Agreement and/or the Swap Agreements and/or the Security Documents; or

(viii)	any conflict, dispute, challenge or defence between or made by, any of the parties to the Agreement, the Swap Agreements or the Security Documents, that the Guarantor could otherwise be entitled to invoke, or

(ix)	any other act, matter or thing (save for discharge in full of the Outstanding Indebtedness) which might otherwise constitute a legal discharge of the obligations of the Borrower under the Agreement and/or the Swap Agreements and/or the Security Documents.

(b)	The Guarantor specifically waives all rights under the provisions of the Norwegian Financial Services Act of 25 June 1999 no. 46 not being mandatory provisions, including the following provisions (the main contents of the relevant provisions being as indicated in the brackets):

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(i)	§ 62 (1) (a) (to be notified of any security the giving of which was a precondition for the advance of the Loan or the granting of the Swap Agreements, but which has not been validly granted or has lapsed);

(ii)	§ 63 (1) - (2) (to be notified of any event of default under the Agreement and the Swap Agreements and to be kept informed thereof);

(iii)	§ 63 (3) (to be notified of any extension granted to the Borrower in payment of principal and/or interest);

(iv)	§ 63 (4) (to be notified of the Borrower’ bankruptcy proceedings or debt reorganisation proceedings and/or any application for the latter);

(v)	§ 65 (3) (that the consent of the Guarantor is required for the Guarantor to be bound by amendments to the Agreement and the Swap Agreements that may be detrimental to our interest);

(vi)	§ 66 (1) - (2) (that the Guarantor shall be released from liabilities hereunder if security which was given, or the giving of which was a precondition for the advance of the loan or the granting of the guarantee facility or Swap Agreements, is released by the Agent without the consent of the Guarantor);

(vii)	§ 66 (3) (that the Guarantor shall be released from its liabilities hereunder if, without its consent, security the giving of which was a precondition for the advance of the Loan or the granting of the Swap Agreements, was not validly granted);

(viii)	§ 67 (2) (about reduction of the Guarantor’s liabilities hereunder);

(ix)	§ 67 (4) (that the Guarantor’s liabilities hereunder shall lapse after 10 years, as the Guarantor shall remain liable hereunder as long as any amount is outstanding under the Agreement and the Swap Agreements);

(x)	§ 70 (as the Guarantor shall have no right of subrogation into the rights of the Finance Parties under the Agreement and the Swap Agreements until and unless the Finance Parties shall have received all amounts due or to become due to them under the Agreement and the Swap Agreements);

(xi)	§ 71 (as the Finance Parties shall have no liability first to make demand upon or seek to enforce remedies against the Borrower or any other security provided in respect of the Borrower’s liabilities under the Agreement and the Swap Agreements before demanding payment under or seeking to enforce the security created hereunder);

(xii)	§ 72 (as all interest and default interest due under the Agreement and the Swap Agreements shall be secured hereunder);

(xiii)	§ 73 (1) - (2) (as all costs and expenses related to a default under the Agreement and the Swap Agreements shall be secured hereunder); and

(xiv)	§ 74 (1) - (2) (as the Guarantor shall make no claim against the Borrower for payment until and unless the Finance Parties first shall have received all amounts due or to become due to them under the Agreement and the Swap Agreements).

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4.	CONTINUING GUARANTEE

This Guarantee shall be:-

(i)	a continuing guarantee remaining in full force and effect until payment in full has been received by the Agent and the Finance Parties of each and every part and the ultimate balance of the Outstanding Indebtedness; and

(ii)	in addition to and not in substitution for any other security held by the Agent and/or the Finance Parties from time to time in respect of the Outstanding Indebtedness or any part thereof.

5.	SECURITIES

The Borrower’s obligations under the Agreement, the Security Documents and the Swap Agreements are or shall be secured as set out in Schedule 1 hereto.

None of the securities is a condition for us granting this Guarantee.

6.	FURTHER UNDERTAKINGS

The Guarantor further undertakes to the Agent on behalf of itself and the Finance Parties that as long as this Guarantee is effective;-

(i)	following receipt by the Guarantor of a notice from the Agent of the occurrence of any Event of Default which is unremedied or unwaived under the Agreement or the Swap Agreements, the Guarantor will not make demand for or claim payment of any monies due to the Guarantor from the Borrower, or exercise any other right or remedy to which the Guarantor is entitled in respect of such monies unless and until all monies owing or due and payable by the Borrower or the Guarantor to the Finance Parties have been irrevocably paid in full;

(ii)	if the Borrower shall become the subject of an insolvency proceeding or shall be wound up or liquidated, the Guarantor shall not (unless so instructed by the Agent and then only on condition that the Guarantor holds the benefit of any claim in such insolvency or liquidation to pay any amounts recovered thereunder to the Agent) make any claim in such insolvency, winding-up or liquidation until all Outstanding Indebtedness owing or due has been irrevocably paid in full;

(iii)	if the Guarantor, in breach of paragraph (i) and (ii) above of this Clause 6 receives or recovers any money pursuant to any such exercise, claim or proof as therein referred to, such money shall be held by the Guarantor for the Agent to apply the same as if they were monies received or recovered by the Agent under this Guarantee;

(iv)	the Guarantor has not taken and will not take from the Borrower any security whatsoever for the money hereby guaranteed; and

(v)

all payments to be made hereunder shall be made in immediately available funds without set-off or counter-claim and free and clear of and without deduction for or on account of any present or future taxes of any nature now or hereafter imposed, levied, collected, withheld, deducted or assessed by any taxing and/or

7/13

governmental authority whatsoever or wheresoever unless the Guarantor is compelled by law to deduct such taxes. In that event all such taxes shall be borne by the Guarantor or, if under the provisions of any applicable law this stipulation cannot be applied, then the Guarantor shall increase the payments to the Agent so that the net amounts received by the Agent shall be equal to the full amounts which the Agent would have received had payment not been made subject to such taxes. As used in this paragraph the term “taxes” includes all levies, imposts, duties, charges, fees, deductions and withholdings whatsoever and any restriction or condition resulting in a charge.

(vi)	if not forwarded by the Borrower, the Guarantor will forward to the Agent, the documents and information as set out in Clause 18.2 in the Agreement within the time as therein set forth.

7.	EXCLUSION OF GUARANTOR’S RIGHTS

Until the Outstanding Indebtedness has been paid in full, the Guarantor shall not be entitled to share in or succeed to or benefit from (by subrogation or otherwise) any rights which the Agent or the Finance Parties may have in respect of the Outstanding Indebtedness or any security therefore or all or any of the proceeds of such rights or security.

8.	ENFORCEMENT

8.1	No formalities

The Agent shall not be obliged before taking steps to enforce this Guarantee against the Guarantor:-

(i)	to obtain judgement against the Borrower or any third party in any court or other tribunal;

(ii)	to make or file any claim in a bankruptcy or liquidation of the Borrower or any third party; or

(iii)	to take any action whatsoever against the Borrower or any third party under any of the Agreement, the Swap Agreements or the Security Documents;

the Guarantor hereby waives all such formalities or rights to which it would otherwise be entitled or which the Agent would otherwise first be required to satisfy or fulfil before proceeding or making demand against the Guarantor hereunder.

8.2	Action

The Finance Parties may take such action as the Finance Parties in their own discretion may consider appropriate against any other person or parties and securities to recover moneys due and payable in respect of the obligations under the Agreement and/or the Swap Agreements and/or the other Security Documents.

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8.3	Conditional release

Any release, discharge or settlement between the Guarantor and the Agent or the Finance Parties in relation to this Guarantee shall be conditional upon no right, security, disposition or payment to the Agent or any of the Finance Parties or by the Borrower or any other person being void, set aside or ordered to be refunded pursuant to any enactment or law relating to breach of duty by any person, bankruptcy, liquidation, administration, protection from creditors generally or insolvency or for any reason. If any such right, security, disposition or payment is void or at any time so set aside or ordered to be refunded the Agent shall be entitled subsequently to enforce this Guarantee against the Guarantor notwithstanding any return of this Guarantee to the Guarantor and as if such release, discharge or settlement had not occurred and any such security, disposition or payment had not been made.

9.	EXPENSES

The Guarantor shall pay to the Agent on demand on a full indemnity basis all reasonable charges, costs and expenses (including the fees and expenses of legal advisors) properly incurred by the Finance Parties in the preservation and enforcement of any of the rights of the Finance Parties hereunder.

10.	MISCELLANEOUS

10.1	Severability

Any provisions contained herein which are prohibited by or deemed unlawful or unenforceable under any applicable law shall, to the extent required by such law, be ineffective without modifying the remaining provisions hereof. Where, however, the provisions of any such applicable law may be waived, they are hereby waived by the Guarantor to the fullest extent permitted by such law with the intent that this Guarantee shall be valid, binding and enforceable in accordance with its terms.

10.2	No waivers

No failure or delay by the Agent or the Finance Parties in exercising any right, power or privilege hereunder and no course of dealing between any person and the Agent or the Finance Parties shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Subject always to the maximum amount recoverable by the Agent pursuant to or in relation to the Agreement and by the Swap Banks under the Swap Agreements being the maximum amount of the Outstanding Indebtedness, the rights and remedies herein are cumulative and not exclusive of any rights or remedies which the Finance Parties would otherwise have.

11.	ASSIGNMENT

The Finance Parties may assign or transfer their rights hereunder to any person to whom the rights and obligations of the Agent under the Agreement and of the Swap Banks under the Swap Agreements are wholly or partially assigned or transferred in accordance with clause 26 of the Agreement and the relevant provisions of the Swap Agreements.

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12.	SERVICE OF PROCESS

Without prejudice to any other mode of service, the Guarantor:-

(a)	irrevocably appoints [ ], as its agent for service of process relating to any proceedings before the Norwegian courts in connection with this Guarantee;

(b)	agrees that failure by its process agent to notify it of the process will not invalidate the proceedings concerned; and

(c)	consents to the service of process to any such proceedings before the Norwegian courts by prepaid posting of a copy of the process to its address for the time being.

13.	NOTICES

13.1	Mode of Communication

Except as otherwise provided herein each notice, request, demand or other communication or document to be given or made under this Guarantee shall be given in writing but unless otherwise stated, may be made by telefax.

13.2	Address

Any notice, demand or other communication to be made or delivered by any party pursuant to this Guarantee shall (unless the addressee has by fifteen (15) days’ written notice to that party specified another address) be made or delivered:-

(i)	if to the Guarantor:-

KNOT OFFSHORE PARTNERS LP

[     ]

Fax:         +[    ]

Attn:         [     ]

(ii)	if to the Agent:-

Nordea Bank Norge ASA

P.O.Box 1166 Sentrum

N – 0107 Oslo - Norway

Tel.: +47 22 48 49 71

Fax.: +47 22 48 66 68

S.W.I.F.T. Code: NDEANOKK

Attn.: Shipping Department

14.	GOVERNING LAW - JURISDICTION

This Guarantee shall be governed by and construed in accordance with the laws of Norway.

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The Guarantor and the Agent accept Oslo district court as non-exclusive venue, but this choice shall not prevent the Agent (on behalf of itself or the Finance Parties) to enforce any of the Security Documents against any of assets of the Guarantor wherever they may be found.

********

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Schedule 1

SECURITY DOCUMENTS

(as further defined in the Agreement, of which the Guarantor has received a copy)

The Borrower’s obligations under the Agreement and the Swap Agreements, including without limitation the obligation to repay the loan together with all unpaid interest, default interest, commissions, charges, expenses and any derived liability whatsoever of the Borrower towards the Agent and/or the Finance Parties in connection with the Agreement and the Swap Agreements, shall be secured as follows:

(i)	the Mortgage;

(ii)	the Deed of Covenants;

(iii)	the Insurances Assignment;

(iv)	the GIEK Guarantee (for Loan A);

(v)	the Charterparty Assignment;

(vi)	the Factoring Agreement;

(vii)	the Pledge of Accounts;

(viii)	the Share Pledge;

(ix)	the Guarantees.

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EXECUTION PAGE

The Guarantor:

KNOT OFFSHORE PARTNERS LP

Name in block letters

The Agent:

NORDEA BANK NORGE ASA

Name in block letters

13/13

Dated [    ] March 2013

GUARANTEE AGREEMENT

between

KNOT SHUTTLE TANKERS AS

as Guarantor

and

NORDEA BANK NORGE ASA

as Agent

(on behalf of the Finance Parties)

Relating to a loan and guarantee facility agreement

dated 11 February 2011 in the original amount of USD 120,000,000.-

as amended by a first supplemental agreement dated 6 June 2011, a second supplemental dated 20 September 2012, as amended and restated by a third supplemental agreement dated 22 February 2013 and as further amended and restated by a fourth supplemental agreement dated [    ] 2013

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THIS GUARANTEE AGREEMENT (the “Guarantee”) dated this [    ] day of March 2013 is made between:

(1)	KNOT SHUTTLE TANKERS AS, P.O Box 2017, 5504 Haugesund, Norway, (organisation no 998 942 829) (the “Guarantor”), and

(2)	NORDEA BANK NORGE ASA, P.O. Box 1166 Sentrum, 0107 Oslo, Norway (organisation no 911 044 110) as agent (the “Agent”)

WHEREAS:

(A)	By a loan and guarantee facility agreement (as from time to time varied, novated, supplemented or amended, the “Agreement”) dated 11 February 2011 and entered into between KNOT Shuttle Tankers 17 AS as borrower (the “Borrower”), the financial institutions and the finance parties as defined therein (the “Finance Parties”), KNOT Offshore Partners LP and the Guarantor as guarantors, the Agent as facility agent and agent for and on behalf of the Finance Parties as amended by a first supplemental agreement dated 6 June 2011, a second supplemental dated 20 September 2012, as amended and restated by a third supplemental agreement dated 22 February 2013 and as further amended and restated by a fourth supplemental agreement dated [ ] March 2013, the Finance Parties have subject to the terms and conditions set forth therein continued to make available to the Borrower a loan and guarantee facility in the amount up to USD 70,000,000.- for the purpose of financing the vessel “BODIL KNUTSEN” (the “Vessel”);

(B)	DNB Bank ASA and Nordea Bank Finland Plc. (the “Swap Banks”) have or may enter into Swap Agreements (as set out in the Agreement) with the Borrower.

(C)	It is a condition precedent to the obligations of the lenders under the Agreement and the transactions to be made under the Swap Agreements that the Guarantor enters into this Guarantee in favour of the Agent (on behalf of the Finance Parties).

NOW THEREFORE:

1.	DEFINITIONS

1.1	Definitions

In this Guarantee including the preamble hereto (unless the context otherwise requires) any term or expression defined in the preamble shall have the meanings ascribed to it therein and the following terms and expression shall have the meanings set out below. In addition, terms and expressions defined in the Agreement (of which the Guarantor has received a copy) shall have the same meanings when used herein.

“Outstanding Indebtedness”:	all sums of any kind at any time owing actually or contingently by the Borrower to the Finance Parties pursuant or in relation to the Agreement, the Security Documents and/or the Swap Agreements, including, but without limitation, by way of repayment of principal, payment of interest and default interest, payment upon any indemnity or counter-indemnity, reimbursement for costs or otherwise whatsoever.

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2.	GUARANTEE AND INDEMNITY

2.1	Guarantee obligations

In order to secure the payment of the Outstanding Indebtedness in accordance with the provisions of the Agreement, the Security Documents and the Swap Agreements, the Guarantor as primary obligor and for its own debt and not merely as surety, and jointly and severally with the Borrower, hereby undertakes to the Agent (on behalf of the Finance Parties) to be responsible for and hereby guarantees to the Finance Parties the due and punctual payment by the Borrower (as and when due under the Agreement, the Security Documents and/or Swap Agreements by acceleration, demand or otherwise howsoever) of the Outstanding Indebtedness and every part thereof.

2.2	Demands

The Guarantor, as joint and several guarantor together with KNOT Offshore Partners LP pursuant to a guarantee agreement dated [    ], unconditionally and irrevocably undertakes immediately on first written demand (“No: “påkravsgaranti”) by the Agent (on behalf of the Finance Parties) from time to time to make payment in accordance with its obligations under Clause 2.1 when payment has fallen due in respect of the Outstanding Indebtedness and the Borrower has failed to make such payment when due and that notice of such non-payment has been issued by the Agent (on behalf of the Finance Parties).

2.3	Indemnity

The Guarantor unconditionally undertakes immediately on demand by the Agent (on behalf of the Finance Parties) from time to time to indemnify and hold harmless the Agent and the Finance Parties in respect of any loss incurred by the Agent or the Finance Parties as a result of the Agreement, the Swap Agreements or any of the Security Documents or any provision thereof being or becoming invalid or unenforceable for any reason whatsoever up to the maximum amount which would otherwise be payable in the event such invalidity or unenforceability had not occurred.

2.4	Limited liability

The Guarantor’s liability under this Guarantee shall be limited to USD 70,000,000,- plus interest, default interest, costs and expenses under the Agreement and the Swap Agreements.

2.5	Number of claims

There is no limit on the number of claims that may be made by the Agent on its own behalf or the Finance Parties under this Guarantee.

2.6	Prior disbursement

The Guarantor has full knowledge of that Loan A and Loan B have been disbursed from Eksportfinans and the Commercial Lenders (respectively) to the Borrower prior to the date of this Guarantee.

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3.	GUARANTOR’S LIABILITY

(a)	The Guarantor agrees that the Guarantor’s liability to the Finance Parties under this Guarantee (including for avoidance of doubt the obligation to make payment on first written demand) shall not be discharged, impaired or otherwise affected by reason of any of the following events or circumstances (regardless of whether any such events or circumstances occur with or without the Guarantor’s knowledge or consent):-

(i)	any time, forbearance or other indulgence given or agreed by the Agent or the Finance Parties with the Borrower or any third party in respect of any of its obligations under the Agreement and/or the Swap Agreements and/or the Security Documents;

(ii)	any legal limitation, disability or incapacity of the Borrower or any third party related to the Agreement and/or the Swap Agreements and/or the Security Documents;

(iii)	any invalidity, irregularity, unenforceability, imperfection or avoidance of or any defect in any security granted by, or the obligations of any party to the Agreement, the Swap Agreements or the Security Documents, or any amendment to or variation thereof, or of any other document or security comprised therein;

(iv)	the liquidation, bankruptcy or dissolution (or proceedings analogous thereto) or the appointment of a receiver for the Borrower or any third party, or the occurrence of any circumstances whatsoever affecting the liability of any party to discharge its respective obligations under the Agreement, the Swap Agreements or any of the Security Documents;

(v)	any challenge, dispute or avoidance by any liquidator of the Borrower or any third party in respect of any claim by the Borrower by right of subrogation in any such liquidation;

(vi)	any release, discharge, renewal, amendment, extension, compromise exchange or realisation of any security, obligation or term of the Agreement and/or the Swap Agreements and/or the Security Documents, or any further security for the obligations of the Borrower under the Agreement and/or the Swap Agreements;

(vii)	any failure on the part of the Agent or the Finance Parties (whether intentional or not) to take or perfect any security agreed to be taken under or in relation to any of the Agreement and/or the Swap Agreements and/or the Security Documents; or

(viii)	any conflict, dispute, challenge or defence between or made by, any of the parties to the Agreement, the Swap Agreements or the Security Documents, that the Guarantor could otherwise be entitled to invoke, or

(ix)	any other act, matter or thing (save for discharge in full of the Outstanding Indebtedness) which might otherwise constitute a legal discharge of the obligations of the Borrower under the Agreement and/or the Swap Agreements and/or the Security Documents.

(b)	The Guarantor specifically waives all rights under the provisions of the Norwegian Financial Services Act of 25 June 1999 no. 46 not being mandatory provisions, including the following provisions (the main contents of the relevant provisions being as indicated in the brackets):

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(i)	§ 62 (1) (a) (to be notified of any security the giving of which was a precondition for the advance of the Loan or the granting of the Swap Agreements, but which has not been validly granted or has lapsed);

(ii)	§ 63 (1) - (2) (to be notified of any event of default under the Agreement and the Swap Agreements and to be kept informed thereof);

(iii)	§ 63 (3) (to be notified of any extension granted to the Borrower in payment of principal and/or interest);

(iv)	§ 63 (4) (to be notified of the Borrower’ bankruptcy proceedings or debt reorganisation proceedings and/or any application for the latter);

(v)	§ 65 (3) (that the consent of the Guarantor is required for the Guarantor to be bound by amendments to the Agreement and the Swap Agreements that may be detrimental to our interest);

(vi)	§ 66 (1) - (2) (that the Guarantor shall be released from liabilities hereunder if security which was given, or the giving of which was a precondition for the advance of the loan or the granting of the guarantee facility or Swap Agreements, is released by the Agent without the consent of the Guarantor);

(vii)	§ 66 (3) (that the Guarantor shall be released from its liabilities hereunder if, without its consent, security the giving of which was a precondition for the advance of the Loan or the granting of the Swap Agreements, was not validly granted);

(viii)	§ 67 (2) (about reduction of the Guarantor’s liabilities hereunder);

(ix)	§ 67 (4) (that the Guarantor’s liabilities hereunder shall lapse after 10 years, as the Guarantor shall remain liable hereunder as long as any amount is outstanding under the Agreement and the Swap Agreements);

(x)	§ 70 (as the Guarantor shall have no right of subrogation into the rights of the Finance Parties under the Agreement and the Swap Agreements until and unless the Finance Parties shall have received all amounts due or to become due to them under the Agreement and the Swap Agreements);

(xi)	§ 71 (as the Finance Parties shall have no liability first to make demand upon or seek to enforce remedies against the Borrower or any other security provided in respect of the Borrower’s liabilities under the Agreement and the Swap Agreements before demanding payment under or seeking to enforce the security created hereunder);

(xii)	§ 72 (as all interest and default interest due under the Agreement and the Swap Agreements shall be secured hereunder);

(xiii)	§ 73 (1) - (2) (as all costs and expenses related to a default under the Agreement and the Swap Agreements shall be secured hereunder); and

(xiv)	§ 74 (1) - (2) (as the Guarantor shall make no claim against the Borrower for payment until and unless the Finance Parties first shall have received all amounts due or to become due to them under the Agreement and the Swap Agreements).

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4.	CONTINUING GUARANTEE

This Guarantee shall be:-

(i)	a continuing guarantee remaining in full force and effect until payment in full has been received by the Agent and the Finance Parties of each and every part and the ultimate balance of the Outstanding Indebtedness; and

(ii)	in addition to and not in substitution for any other security held by the Agent and/or the Finance Parties from time to time in respect of the Outstanding Indebtedness or any part thereof.

5.	SECURITIES

The Borrower’s obligations under the Agreement, the Security Documents and the Swap Agreements are or shall be secured as set out in Schedule 1 hereto.

None of the securities is a condition for us granting this Guarantee.

6.	FURTHER UNDERTAKINGS

The Guarantor further undertakes to the Agent on behalf of itself and the Finance Parties that as long as this Guarantee is effective;-

(i)	following receipt by the Guarantor of a notice from the Agent of the occurrence of any Event of Default which is unremedied or unwaived under the Agreement or the Swap Agreements, the Guarantor will not make demand for or claim payment of any monies due to the Guarantor from the Borrower, or exercise any other right or remedy to which the Guarantor is entitled in respect of such monies unless and until all monies owing or due and payable by the Borrower or the Guarantor to the Finance Parties have been irrevocably paid in full;

(ii)	if the Borrower shall become the subject of an insolvency proceeding or shall be wound up or liquidated, the Guarantor shall not (unless so instructed by the Agent and then only on condition that the Guarantor holds the benefit of any claim in such insolvency or liquidation to pay any amounts recovered thereunder to the Agent) make any claim in such insolvency, winding-up or liquidation until all Outstanding Indebtedness owing or due has been irrevocably paid in full;

(iii)	if the Guarantor, in breach of paragraph (i) and (ii) above of this Clause 6 receives or recovers any money pursuant to any such exercise, claim or proof as therein referred to, such money shall be held by the Guarantor for the Agent to apply the same as if they were monies received or recovered by the Agent under this Guarantee;

(iv)	the Guarantor has not taken and will not take from the Borrower any security whatsoever for the money hereby guaranteed; and

(v)

all payments to be made hereunder shall be made in immediately available funds without set-off or counter-claim and free and clear of and without deduction for or on account of any present or future taxes of any nature now or hereafter imposed, levied, collected, withheld, deducted or assessed by any taxing and/or

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governmental authority whatsoever or wheresoever unless the Guarantor is compelled by law to deduct such taxes. In that event all such taxes shall be borne by the Guarantor or, if under the provisions of any applicable law this stipulation cannot be applied, then the Guarantor shall increase the payments to the Agent so that the net amounts received by the Agent shall be equal to the full amounts which the Agent would have received had payment not been made subject to such taxes. As used in this paragraph the term “taxes” includes all levies, imposts, duties, charges, fees, deductions and withholdings whatsoever and any restriction or condition resulting in a charge.

(vi)	if not forwarded by the Borrower, the Guarantor will forward to the Agent, the documents and information as set out in Clause 18.2 in the Agreement within the time as therein set forth.

7.	EXCLUSION OF GUARANTOR’S RIGHTS

Until the Outstanding Indebtedness has been paid in full, the Guarantor shall not be entitled to share in or succeed to or benefit from (by subrogation or otherwise) any rights which the Agent or the Finance Parties may have in respect of the Outstanding Indebtedness or any security therefore or all or any of the proceeds of such rights or security.

8.	ENFORCEMENT

8.1	No formalities

The Agent shall not be obliged before taking steps to enforce this Guarantee against the Guarantor:-

(i)	to obtain judgement against the Borrower or any third party in any court or other tribunal;

(ii)	to make or file any claim in a bankruptcy or liquidation of the Borrower or any third party; or

(iii)	to take any action whatsoever against the Borrower or any third party under any of the Agreement, the Swap Agreements or the Security Documents;

the Guarantor hereby waives all such formalities or rights to which it would otherwise be entitled or which the Agent would otherwise first be required to satisfy or fulfil before proceeding or making demand against the Guarantor hereunder.

8.2	Action

The Finance Parties may take such action as the Finance Parties in their own discretion may consider appropriate against any other person or parties and securities to recover moneys due and payable in respect of the obligations under the Agreement and/or the Swap Agreements and/or the other Security Documents.

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8.3	Conditional release

Any release, discharge or settlement between the Guarantor and the Agent or the Finance Parties in relation to this Guarantee shall be conditional upon no right, security, disposition or payment to the Agent or any of the Finance Parties or by the Borrower or any other person being void, set aside or ordered to be refunded pursuant to any enactment or law relating to breach of duty by any person, bankruptcy, liquidation, administration, protection from creditors generally or insolvency or for any reason. If any such right, security, disposition or payment is void or at any time so set aside or ordered to be refunded the Agent shall be entitled subsequently to enforce this Guarantee against the Guarantor notwithstanding any return of this Guarantee to the Guarantor and as if such release, discharge or settlement had not occurred and any such security, disposition or payment had not been made.

9.	EXPENSES

The Guarantor shall pay to the Agent on demand on a full indemnity basis all reasonable charges, costs and expenses (including the fees and expenses of legal advisors) properly incurred by the Finance Parties in the preservation and enforcement of any of the rights of the Finance Parties hereunder.

10.	MISCELLANEOUS

10.1	Severability

Any provisions contained herein which are prohibited by or deemed unlawful or unenforceable under any applicable law shall, to the extent required by such law, be ineffective without modifying the remaining provisions hereof. Where, however, the provisions of any such applicable law may be waived, they are hereby waived by the Guarantor to the fullest extent permitted by such law with the intent that this Guarantee shall be valid, binding and enforceable in accordance with its terms.

10.2	No waivers

No failure or delay by the Agent or the Finance Parties in exercising any right, power or privilege hereunder and no course of dealing between any person and the Agent or the Finance Parties shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Subject always to the maximum amount recoverable by the Agent pursuant to or in relation to the Agreement and by the Swap Banks under the Swap Agreements being the maximum amount of the Outstanding Indebtedness, the rights and remedies herein are cumulative and not exclusive of any rights or remedies which the Finance Parties would otherwise have.

11.	ASSIGNMENT

The Finance Parties may assign or transfer their rights hereunder to any person to whom the rights and obligations of the Agent under the Agreement and of the Swap Banks under the Swap Agreements are wholly or partially assigned or transferred in accordance with clause 26 of the Agreement and the relevant provisions of the Swap Agreements.

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12.	NOTICES

12.1	Mode of Communication

Except as otherwise provided herein each notice, request, demand or other communication or document to be given or made under this Guarantee shall be given in writing but unless otherwise stated, may be made by telefax.

12.2	Address

Any notice, demand or other communication to be made or delivered by any party pursuant to this Guarantee shall (unless the addressee has by fifteen (15) days’ written notice to that party specified another address) be made or delivered:-

(i)	if to the Guarantor:-

KNOT Shuttle Tankers AS

Smedasundet 40

P.O. Box 2017

N – 5504 Haugesund

Norway

Telefax: +47 52 70 40 40

Attn.: Chairman of the Board

(ii)	if to the Agent:-

Nordea Bank Norge ASA

P.O. Box 1166 Sentrum

N – 0107 Oslo - Norway

Tel.: +47 22 48 49 71

Fax.: +47 22 48 66 68

S.W.I.F.T. Code: NDEANOKK

Attn.: Shipping Department

13.	GOVERNING LAW - JURISDICTION

This Guarantee shall be governed by and construed in accordance with the laws of Norway.

The Guarantor and the Agent accept Oslo district court as non-exclusive venue, but this choice shall not prevent the Agent (on behalf of itself or the Finance Parties) to enforce any of the Security Documents against any of assets of the Guarantor wherever they may be found.

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Schedule 1

SECURITY DOCUMENTS

(as further defined in the Agreement, of which the Guarantor has received a copy)

The Borrower’s obligations under the Agreement and the Swap Agreements, including without limitation the obligation to repay the loan together with all unpaid interest, default interest, commissions, charges, expenses and any derived liability whatsoever of the Borrower towards the Agent and/or the Finance Parties in connection with the Agreement and the Swap Agreements, shall be secured as follows:

(i)	the Mortgage;

(ii)	the Deed of Covenants;

(iii)	the Insurances Assignment;

(iv)	the GIEK Guarantee (for Loan A);

(v)	the Charterparty Assignment;

(vi)	the Factoring Agreement;

(vii)	the Pledge of Accounts;

(viii)	the Share Pledge;

(ix)	the Guarantees.

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EXECUTION PAGE

The Guarantor:

KNOT SHUTTLE TANKERS AS

Name in block letters

The Agent:

NORDEA BANK NORGE ASA

Name in block letters

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